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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RE/MAX HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

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Dear Fellow Stockholder:

RE/MAX Holdings, Inc. is holding its 2021 annual meeting of stockholders at noon mountain time on Wednesday, May 26, 2021. The meeting will be held as a virtual meeting, which stockholders can attend by visiting www.virtualshareholdermeeting.com/RMAX2021. This will be the fifth year that our annual meeting of stockholders is virtual. We have found that the virtual format makes it easier for stockholders to attend the meeting, improves communication, and reduces costs both for the Company and for stockholders who attend the meeting. We plan to give stockholders the opportunity to ask questions about the items of business for the meeting and our business generally.

We encourage stockholders to vote their shares by proxy in advance of the annual meeting.

The attached notice of the 2021 annual meeting of stockholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.

The Board of Directors recommends that you vote “FOR” each of the director nominees named in the proxy statement and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm.

You may submit your proxy either over the telephone or the internet or you may vote through the online portal during the meeting. In addition, if you received a paper copy of the proxy materials, you can vote by marking, signing, dating, and returning the proxy card sent to you in the envelope accompanying the proxy materials.

Thank you for your continued support.

Sincerely,

David Liniger

Chairman and RE/MAX Co-Founder

April 15, 2021

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Meeting Information	Items of Business		Our Board’s Recommendation	More information
WHEN Wednesday, May 26, 2021 at noon (mountain time)	1	Elect four directors to our Board of Directors from the nominees named in the proxy statement	FOR each nominee	p. 7
ADMISSION Stockholders of record as of the close of business on March 31, 2021, will be entitled to attend, vote, and ask questions at the Annual Meeting	2	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	FOR	p. 49

WEBCAST

The virtual meeting will be held online at: www.virtualshareholdermeeting.com
/RMAX2021. You will need to enter the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card

The above actions are described in more detail in this proxy statement. We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. Please vote using one of the following advance voting methods:

BY INTERNET	BY TELEPHONE	BY MAIL
You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.	You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.	Beneficial Owners of Shares Held in Street Name: You may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

Stockholders of Record:
If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials and may vote by filling out and signing the proxy card and returning it in the envelope provided.

Please feel free to contact our investor relations department at (303) 224-5458 or investorrelations@remax.com if you have any questions about voting or attending the meeting.

By Order of the Board of Directors

Adam Lindquist Scoville, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 26, 2021
The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are also available at http://materials.proxyvote.com/75524W.

PROXY SUMMARY

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (“RE/MAX Holdings”) is one of the world’s leading franchisors in the real estate industry. We franchise real estate brokerages globally under the RE/MAX® brand (“RE/MAX”) and mortgage brokerages in the U.S. under the Motto® Mortgage brand (“Motto”). We also sell ancillary products and services, primarily technology, to our franchise networks and, in certain instances, we offer these products and services outside our franchise networks. RE/MAX, founded in 1973, has over 135,000 agents operating in over 110 countries and territories. Motto is the only national franchisor of mortgage brokerages in the United States. Motto is among the top 5% of fastest growing emerging franchises and has grown to over 125 open offices since it was founded in 2016. RE/MAX and Motto are 100% franchised—we do not own any of the brokerages that operate under these brands. We focus on enabling our networks’ success by providing powerful technology, quality education and training, and valuable marketing to build the strength of the RE/MAX and Motto brands.

A Leading Dual-Brand Franchisor with Compelling Growth Opportunities

E/MAX: #1 Name in Real Estate (US/Canada) and Unmatched Global Footprint. Highly Productive Network of more than 135,000 agents. Agent-centric model is different and better. Motto: Rapidly expanding network of offices with almost $2.5 billion in 2020 annual loan volume. First and only national mortgage brokerage franchise in U.S. Among top 5% of fastest growing emerging franchises.

1Source: MMR Strategy Group Study of unaided brand awareness

2Source: Franchise Grade*, based on an analysis of over 2,800 franchise systems during the 36-month period ended December 31, 2018

2021 Proxy Statement	RE/MAX Holdings, Inc.	1

PROXY SUMMARY

2020 – Performance Highlights

Strategic Acquisitions

Developed the first cloud service for mortgage brokers, combining third-party loan processing with an all-in-one digital platform

An industry-leading company in location intelligence data whose products have been instrumental in the success of the redesigned www.remax.com consumer website.

Our Growing Franchise Brands RE/MAX Agent Count as of December 31 Total Open Motto Mortgage Offices:

STRONG FINANCIAL POSITION

$266.0M Revenue	$92.6M Adjusted EBITDA[1]	$64.7M Free Cash Flow[1]

1. Adjusted EBITDA and free cash flow are non-GAAP measures Please see the Appendix on page 56 of this Proxy Statement for definitions of these terms and reconciliation with the most directly comparable GAAP measures.

Our Response to COVID-19

Our response to COVID-19 demonstrated our commitment to all of our stakeholders.

In order to preserve the health and safety of our employees, we transitioned to a remote work environment overnight. We then expanded our support services for RE/MAX and Motto affiliates, and we asked our employees to embrace a “shared sacrifice” with the goal of preserving as many jobs as possible. Additional support services including daily live trainings, free Zoom® Pro accounts, special vendor discounts and programs, new marketing resources, and recaps of vital government programs helped our networks effectively navigate the COVID-19 environment. We also extended significant financial support to RE/MAX and Motto franchisees while maintaining our dividend throughout 2020.

2	RE/MAX Holdings, Inc.	2021 Proxy Statement

PROXY SUMMARY

Compensation Highlights

We believe that the compensation of our CEO and other Named Executive Officers should be tied to the long-term interests of our stockholders. We have therefore structured executive compensation to be largely variable, based on Company and individual performance. As the charts to the right show, approximately 70% of our CEO and other Named Executive Officers (“NEO”) target compensation is at-risk and performance-based.

CEO: base salary 30%, bonus 18%, equity grant 51%, other 1%. Average of other NEOs: base salary 30%, bonus 10%, equity grant 59%, other 1%

Our Mission, Vision, Values, and Beliefs

The graphic below shows our mission, vision, values, and beliefs. Our values, summarized by the acronym “MORE,” are reflected in our Code of Conduct, which is discussed in greater detail below.

Mission: Deliver the best experience in everything real estate. Vision: To be the global real estate leader; the ultimate destination for professionals and consumers. Values: Deliver to the max; customer obsessed, do the right thing, together everyone wins. Beliefs: We believe in the value of full-time diverse professionals. We believe in preparation, education, and constant growth. We believe in both experience and innovation. We believe in the power of association—and that individuals thrive in positive, productive, inclusive environments.

2021 Proxy Statement	RE/MAX Holdings, Inc.	3

PROXY SUMMARY

Our Commitment to our Stakeholders

EVERYBODY WINS:
Environmental	Social	Governance
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LEED Certified headquarters building
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Striving for more efficient resource utilization by reducing our footprint and subleasing portions of our headquarters building.
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Many initiatives to minimize headquarters building footprint: e.g., single-stream recycling, composting, low-flow appliances, recent LED lighting retrofit, et cetera.

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Providing aspiring entrepreneurs in over 110 countries and territories the opportunity to become business owners.
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Strong focus on diversity, equity, and inclusion in our networks and at headquarters: two of five executive officers and half of Board members are women or from diverse populations and nearly 60% of RE/MAX agents in the U.S. are women.
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RE/MAX brokers and agents in the U.S. and Canada have donated over $170 million to Children’s Miracle Network since 1992.
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The Motto Mortgage Mission Against Hunger organizes food drives across the country and headquarter staff volunteers at a local food pantry.

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Key Board committees are fully independent
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Separate Chair & CEO Roles
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Robust Lead Independent Director Role
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Most directors attended 100% of Board and committee meetings; no director attended less than 90% of Board and committee meetings in 2020.
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Ten directors have earned fellowships with National Association of Corporate Directors (“NACD”); newest members are working toward fellowships.
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Annual self-assessments administered by inside counsel or third-party.
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Commitment to Board refreshment—two new members added in 2020.

Diversity, Equity, and Inclusion

As a franchisor, human capital development and opportunity are foundational elements of our business. Diversity, equity, and inclusion permeate our networks as we offer motivated entrepreneurs in over 110 countries and territories the opportunity to elevate their careers, small business owners in real estate. Moreover, we have been a leader in expanding opportunities for women within real estate since our founding almost 50 years ago. In our early days, one of the keys to our initial success was an intentional decision to invite women to join our RE/MAX network as real estate agents, which helped create professional opportunities for women in a persistently male-dominated industry at the time. Through the years, we have consistently prioritized leadership opportunities for women within our organization. For example, in the history of the Company, two of our five CEOs have been women, and today, two of our five executive officers and five of our 12 board members are female. Globally, approximately 46% of our franchise owners and 52% of our agents are women as of December 31, 2020. We remain committed to diversity, equity, and inclusion and continue to expand our efforts around this important topic. To ensure our affiliates as well as our employees are informed, educated and engaged, we infuse education on diversity, equity, and inclusion at key Company events and routinely promote available educational resources.

We are proud to support multiple groups that aim to increase diversity in the real estate profession and homeownership by diverse groups. We financially support organizations such as the National Association of Hispanic Real Estate Professionals, the Asian Real Estate Association, the National Association of Gay and Lesbian Real Estate Professionals and the National Association of Real Estate Brokers. We seek to have diverse guests and presenters for events such as our annual conventions and on media directed at our networks.

4	RE/MAX Holdings, Inc.	2021 Proxy Statement

PROXY SUMMARY

We believe in the power of education and that it is important for our headquarters employees to understand the history of racism and other forms of bias. In 2020, we launched a 10-week racial equity and habit-building challenge. This program was open to all headquarters staff and we had strong participation by our employees. Each week, participants read materials or watched videos on a variety of topics such as Women’s suffrage, voter suppression, school segregation and other issues surrounding education, policing, incarceration, and environmental justice—including the real estate industry’s history of redlining, which pre-dates RE/MAX’s founding. Participants were encouraged to discuss the materials and the issues they raised with their co-workers.

Giving Back

Giving back to our communities is part of our culture. All around the world, RE/MAX affiliates make a difference in their communities. For the past 29 years, RE/MAX affiliates have been making miracles happen through our partnership with Children's Miracle Network Hospitals (CMN Hospitals) in the United States and Canada. During this time, RE/MAX Associates have donated over $170 million to CMN Hospitals. CMN Hospitals raises funds and awareness for 170 member hospitals that provide 32 million patient visits to 10 million kids each year across the U.S. and Canada. All donations made by RE/MAX Associates through the Miracle Home Program or from local fund-raising events, go to the local CMN Hospital to fund critical treatments and healthcare services, pediatric medical equipment and charitable care.

In 2018, Motto founded The Motto Mortgage Mission Against Hunger as a way for our nationwide network to give back to the communities we serve every day. The Motto network organizes food drives across the country and Motto Mortgage headquarters staff volunteers regularly at a food pantry in Denver, Colorado.

Environmental Sustainability

We are committed to sustainability in our operations. Our headquarters building is LEED certified. We have many initiatives at headquarters to minimize our environmental footprint and create a safe and comfortable working environment, including single-stream recycling and composting throughout the building, reusable dishes and utensils in dining areas and break rooms, low-flow plumbing fixtures, a recent LED lighting retrofit with most lights on timers or photocells, a direct digital control HVAC system, and drip irrigation landscaping. We use an environmental consultant to assess design and construction and an industrial hygienist to evaluate usage of chemicals. We are currently refreshing the space in our headquarters building to strive for more efficient resource utilization both by reducing our own office footprint due to evolving workplace habits, and by increased subleasing of our headquarters building.

The COVID-19 pandemic created an opportunity to further improve safety in our building operations and properties. Building entry protocols have been established to maximize the health and safety of our employees, and touchless door and appliance features have been installed to promote safety for our employees and tenants and reduce the spread of disease. Workstations and offices have been either replaced or modified to improve cleaning efficiencies and protocols to keep employees safe and productive as we begin to return to the office in 2021.

Building Businesses and Supporting our People During the Pandemic

As a franchisor, our success depends on the success of our franchisees. The early days of the COVID-19 pandemic were disruptive to our RE/MAX and Motto franchisees, as governmental responses to the pandemic severely stalled our industries. While restrictions varied from location to location, in many areas, open houses and in-person showings were prohibited, and some of the ancillary services necessary to complete real estate and mortgage transactions, such as inspections and notaries were unavailable. According to the RE/MAX National Housing Report, home sales in April 2020 and May 2020 were down approximately 20% and 34%, respectively, from April and May 2019.

During this time, we focused on protecting and supporting our employees and serving our networks. Our headquarters staff adopted a “shared sacrifice” mindset that helped us avoid widespread layoffs of our headquarters staff. This was crucial so that our staff could provide the services that our franchisees needed to navigate the challenging times. We drew on our nearly 50 years of experience to assist our franchisees so that they would be able to emerge stronger. We offered substantial additional services to our franchisees, including enhanced training, special vendor discounts and programs, new marketing resources, recaps of vital government materials, and more. We also extended significant financial assistance to our franchisees. The housing market rebounded strongly in the second half of 2020, and we believe our actions helped RE/MAX and Motto franchisees to be ready to help their customers through the record-setting housing and mortgage markets in the second half of 2020. The combination of these factors led to improved collections in the second half of the year, which combined with our prudent financial management, enabled us to maintain our dividend throughout 2020. The Company also opportunistically allocated capital to two tuck-in acquisitions in the third quarter of 2020 to help position the Company for long-term growth.

2021 Proxy Statement	RE/MAX Holdings, Inc.	5

PROXY SUMMARY

Code of Conduct and Supplemental Code of Ethics

We have adopted a Code of Conduct applicable to all employees and a Supplemental Code of Ethics applicable to our principal executive, financial, and accounting officers and all persons performing similar functions. Our Code of Conduct emphasizes our core values and that our competitive advantages come by doing MORE – delivering to the max while doing the right thing.

Deliver to the Max: We stay hungry and continually push ourselves to higher levels of performance. We go above and beyond expectations, approaching everything we do with the highest levels of enthusiasm, energy, and pride. We actively learn, listen, improve and evolve; our self-improvement never stops. Customer Obsessed: We put customers first—focusing on their needs and exceeding their expectations. We know the company is built on relationships, so we’re committed to maintaining and growing them. We think big—delivering an experience that’s far beyond the norm, and far beyond what anyone expects. Do the Right Thing: We act with integrity, honesty and transparency. Every day. We hold ourselves to the highest standards in performance, ethics, and accountability. We own our actions and outcomes—taking smart risks with confidence and decisiveness. Together Everybody Wins: We collaborate and communicate—contributing to an environment in which everybody wins. We lead by example; helping others develop their talents and reach their goals. We show gratitude and respect. Everybody’s voice matters. We use resources efficiently, for everybody’s greater good.

The Compensation Committee evaluates how our executive officers live our MORE values when evaluating performance and determining annual incentive compensation, as discussed further in the Compensation Discussion and Analysis below.

A copy of each code is available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com. Any amendments to either code, or any waivers of their requirements, that apply to our directors or executive officers will be disclosed on our investor relations website.

6	RE/MAX Holdings, Inc.	2021 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

What am I voting on? Stockholders will elect 4 directors to serve as Class II directors, each for a three-year term.

At the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), stockholders will vote to elect four directors to the Board of Directors as Class II directors. Each of the Class II directors elected at the Annual Meeting will hold office until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Adam Contos, Kathleen Cunningham, Gail Liniger, and Dr. Christine Riordan to serve as Class II directors for terms expiring at the 2024 Annual Meeting of Stockholders.

In the event that any nominee for Class II director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All of the nominees currently serve as directors and we do not expect that any nominee will be unavailable or will decline to serve.

What is the required vote?

Each director must be elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of “for” votes will be elected as directors. We do not have cumulative voting.

Recommendation of the Board: The Board recommends you vote FOR each of the nominees in this Proposal 1.

Class II Directors nominated for re-election at this year’s annual meeting.

Adam M. Contos	Kathleen J. Cunningham	Gail Liniger	Dr. Christine M. Riordan
In addition to his outstanding leadership skills, Adam brings to our board a deep knowledge of the Company and expertise in the real estate and franchising industries.	In addition to her background in finance, Kathleen brings capital structure expertise and board governance knowledge to her role as an independent director of our board.	Gail has served in many roles since co-founding RE/MAX in 1973. She brings deep Company-specific knowledge to the board in addition to her expertise in the real estate and franchising industries.	Christine brings both hands on experience and academic expertise in business leadership and strategy expertise to the board having served as a business school professor and senior executive.

2021 Proxy Statement	RE/MAX Holdings, Inc.	7

CORPORATE GOVERNANCE

Board Overview

Gender and Racial Diversity	RE/MAX Holdings Tenure

Age	Independence

Gender and Racial Diversity: 50% diverse. RE/MAX Holdings Tenure: Average tenure 5.6 years. Less than 3 years: 25%, 3 to 5 years, 17%, greater that 5 years, 58%. Age: Average age: 67 years. Less than 50, 8%, 50-59, 8%, 60-69, 34%, 70-79, 42%, over 79, 8%. Independence: 67% independent.

Corporate Governance Factsheet
✓
12 Members of the Board of Directors
✓
8 Independent Directors
✓
All Members of Key Committees are Independent*
✓
Lead Independent Director
✓
Separate Chair and CEO
✓
Corporate Governance Guidelines
✓
Independent Directors Meet Without Management or Other Directors
✓
Board and Committee Self-Evaluations

✓
Annual Review of Director Independence
✓
Policy for Auditor Independence
✓
Independent Compensation Consultant
✓
Anti-Hedging and Anti-Pledging Policy
✓
Board Succession Plan
✓
Management Succession Plan
✓
Committee Charters
✓
Board Onboarding Process
✓
Annual Compliance Training for Directors and Employees
✓
Demonstrated Commitment to Director Education

*   All members of the Audit, Compensation, and Nominating and Corporate Governance committees are independent.

8	RE/MAX Holdings, Inc.	2021 Proxy Statement

CORPORATE GOVERNANCE

Our Board of Directors

Our Board of Directors currently consists of twelve members. The Board is divided into three classes of four members each with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms expire will be elected to serve until the third annual meeting following election. The following table summarizes information about each director nominee and continuing directors.

Director and Principal Occupation	Age	RMAX Director Since	Independent	COMMITTEES
				Audit	Compensation	Finance and Investment	Nominating and Corporate Governance
CLASS II―DIRECTOR NOMINEES (FOR TERMS EXPIRING 2024)
Adam M. Contos CEO and Director, RE/MAX Holdings, Inc.	49	2018
Kathleen J. Cunningham Former CFO of Novatix Corporation	74	2013	✓	C		M
Gail A. Liniger Vice Chair, and Co-Founder of RE/MAX	75	2013
Christine M. Riordan President, Adelphi University	56	2015	✓		M		C
CLASS III―CONTINUING DIRECTORS (WITH TERMS EXPIRING IN 2022)
David L. Liniger Non-Executive Chair and Co-Founder of RE/MAX	75	2013
Stephen P. Joyce Former CEO and board member of Dine Brands Global, Inc. (NYSE: DIN)	61	2020	✓		M		M
Daniel J. Predovich President of Predovich & Company	73	2013				M
Teresa S. Van De Bogart Former Vice President—Global IT Solution Delivery for Molson Coors Brewing Company	65	2016	✓	M			M
CLASS I―CONTINUING DIRECTORS (WITH TERMS EXPIRING IN 2023)
Joseph A. DeSplinter Former partner with Ernst & Young	67	2016	✓	M		C
Roger J. Dow President and CEO of the U.S. Travel Association	74	2013	✓		C
Ronald E. Harrison Former Senior Vice President, PepsiCo, Inc.	85	2013	✓		M		M
Laura G. Kelly Former executive with CoreLogic, Dun & Bradstreet, American Express	64	2020	✓	M	M
Number of Meetings in 2020:				8	4	4	5

2021 Proxy Statement	RE/MAX Holdings, Inc.	9

CORPORATE GOVERNANCE

Diversity of Skills, Qualifications, and Experience

Your Board members possess a diverse range of skills and experience including in the areas below. The table shows the number of members with substantial experience in each area.

Finance Board members with strong financial backgrounds assist the Board in its oversight of the Company’s accounting and financial reporting. Two members are “audit committee financial experts.”	6
Global RE/MAX, with a presence in over 110 countries and territories, continues to grow quickly in international markets. Board members with experience in global businesses can help as the Company seeks to expand global revenue opportunities.	7
Public Company Board Experience (other than RMAX) Experience on other public company boards gives members a broad perspective on the issues that public companies face.	3
Real Estate Expertise As a holding company that addresses many aspects of home buying and home selling, having Board members with broad experience in the real estate industry is crucial.	5
Franchise Expertise The Company is primarily a franchisor. Board members with franchise experience can help the Company navigate the unique challenges of the franchise business model.	6
Technology Expertise Technology continues to grow in importance in the real estate and mortgage industries. The Company has completed four technology-related acquisitions since 2018. Board members with strong technology backgrounds can help guide the Company as it improves its technology and pursues other technology-related opportunities.	2
In-Depth Company Knowledge RE/MAX was founded in 1973 by Dave and Gail Liniger. These real estate visionaries have led RE/MAX through many economic cycles and massive changes in the industry. Mr. Contos has been an officer of RE/MAX for over fifteen years. The wisdom these leaders have gained over their careers continues to be invaluable to the Board as RE/MAX Holdings continues to grow and expand its business.	3
Cyber Security As the industries the Company operates in become more technology centered, the risks increase. Board members with information technology security background are valuable in this important area of Board oversight.	2

10	RE/MAX Holdings, Inc.	2021 Proxy Statement

CORPORATE GOVERNANCE

Nominees for Election at the Annual Meeting (For Terms that will Expire in 2024) (Class II)

Adam M. Contos Age: 49 RMAX Director Since: 2018 Committee Membership: None

Adam M. Contos, our Chief Executive Officer, was appointed to the Board of Directors of RE/MAX Holdings in December 2018. More information about Mr. Contos can be found below under “Executive Officers.” The Board recommends you vote for Mr. Contos due to his extensive knowledge of the real estate and franchising industries and his history of strong leadership at RE/MAX.

Key Skills
Real Estate Industry Expertise Strong Leadership Experience In-Depth Company Knowledge

Kathleen J. Cunningham Age: 74 RMAX Director Since: 2013 Committee Membership: Audit (Chair), Finance and Investment
Key Skills

Kathleen J. Cunningham was appointed to the Board of Directors of RE/MAX Holdings in July 2013, re-elected in May 2015 and 2018, and serves as Chair of the Audit Committee. She was a member the Board of Managers of RMCO, LLC (“RMCO”) from February 2013 until she transitioned to the RE/MAX Holdings Board. Ms. Cunningham has been retired since 2009. From October 2005 to May 2009, she was Chief Financial Officer of Novatix Corporation. She was previously Chief Financial Officer at Webroot Software and US WEST Information Systems. She has been a board member of Q Advisors, LLC since 2003. Previously, she served on the boards of Chileno Bay LLC from December 2011 to October 2013, The Assist Group from June 2011 to March 2013 and Novatix Corporation from 2005 to 2009. Ms. Cunningham has served on a total of four public company boards and their audit committees. Ms. Cunningham is a Board Leadership Fellow of the NACD and is a co-founder and past President of its Colorado Chapter. The Board recommends you vote for Ms. Cunningham because of her particular knowledge of and experience in finance, capital structure, and board governance practices of other major organizations.

Financial Expertise Global Business Experience Technology Expertise Public Company Board Experience

2021 Proxy Statement	RE/MAX Holdings, Inc.	11

CORPORATE GOVERNANCE

Gail A. Liniger Age: 75 RMAX Director Since: 2013 Committee Membership: None

Gail A. Liniger is our Vice Chair and Co-Founder. She has been a director of RE/MAX Holdings since July 2013 and, before that, of RE/MAX, LLC or its parent companies, since 1974. Mrs. Liniger held many officer positions with the Company since its founding in 1973, including President from 1979-1991, and Chief Executive Officer from 1991 through 2002. Mrs. Liniger is a Governance Fellow of the NACD. Mrs. Liniger is married to Dave Liniger, our Chair and Co-Founder. Mr. and Mrs. Liniger were to the International Franchise Association’s Hall of Fame in 2005. The Board recommends you vote for Ms. Liniger because of her role in founding RE/MAX, and her intimate knowledge of the Company and the real estate industry.

Key Skills
Real Estate Experience Franchise Industry Expertise Company Specific Knowledge – RE/MAX Co-Founder

Christine M. Riordan Age: 56 RMAX Director Since: 2015 Committee Memberships: Nominating and Corporate Governance (Chair), Compensation
Key Skills

Christine M. Riordan, Ph.D. was appointed to the Board of Directors of RE/MAX Holdings in January 2015, elected for a full term in May 2015 and again in 2018. She is Chair of the Nominating and Corporate Governance Committee. Dr. Riordan is President of Adelphi University in New York, a nationally ranked doctoral research university. Dr. Riordan is an internationally recognized expert in leadership, strategy, team performance, and diversity and inclusion. She consults regularly with corporations and is a frequent speaker on leadership and overcoming challenges, including her TEDx talk, “Dare to Be Extraordinary”. She has been interviewed and written articles for media such as: Financial Times, Harvard Business Review, Forbes, USA Today, U.S. News & World Report, The New York Times, International Herald Tribune, Huffington Post, MSNBC, CNN, CNBC, Wall Street Journal MarketWatch, CareerBuilder, and Psychology Today. For her leadership in New York, Dr. Riordan has been recognized by the Long Island Business News as a Top CEO, and by Family and Children's Association as a 2015 Woman of Distinction, by the Long Island Press as Long Island’s Best College President and she has been named to the Long Island Press 2016 Power List. She also currently serves on the board of directors of the Long Island Association (LIA), a leading business organization on Long Island and the Long Island Regional Advisory Council on Higher Education (LIRACHE). Dr. Riordan is a Board Leadership Fellow of the NACD. The Board recommends you vote for Dr. Riordan because of her deep experience as a senior executive and chief executive officer, broad business background, board experienced, and expertise in leadership and strategy.

Strong Leadership Experience Broad Business Experience

12	RE/MAX Holdings, Inc.	2021 Proxy Statement

CORPORATE GOVERNANCE

Directors Whose Terms Expire in 2023 (Class I Directors):

Joseph A. DeSplinter Age: 67 RMAX Director Since: 2016 Committee Membership: Finance and Investment (Chair), Audit

Joseph A. DeSplinter was appointed to the Board of Directors of RE/MAX Holdings in February 2016, elected for a full term in 2017 and re-elected in 2020. He serves as Chair of the Finance and Investment Committee. Mr. DeSplinter was a partner with Ernst & Young for nearly 30 years prior to his retirement in 2014. In that role, he served clients in many industries, particularly real estate, financial services, banking, and technology. Mr. DeSplinter served as the office managing partner for the Phoenix and Denver offices for ten years, which included fulfilling a number of regional roles, such as market strategy development. Mr. DeSplinter led the firm’s U.S. private equity professional practice group for five years, which also entailed serving on its U.S. professional practice committee. He also led the firm’s Americas’ Assurance implementation and enablement group for three years, focused on the rollout of the latest technological changes to the assurance group. As a result of these various roles, he has worked in a number of countries and has significant international experience. Mr. DeSplinter has served on the Board of Directors and member of the audit committee of the Catholic Foundation of Northern Colorado since September 2015 and was a member of the Board of Directors and Chairman of the Audit Committee of Adolfson & Peterson Construction Company from June 2015 through June 2019. Mr. DeSplinter is a Board Leadership Fellow of the NACD. Mr. DeSplinter was selected for our Board because of his strong financial background and vast experience advising public companies.

Key Skills
Financial Expertise Global Business Experience Real Estate Industry Experience Technology Expertise

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CORPORATE GOVERNANCE

Roger J. Dow Age: 74 RMAX Director Since: 2013 Committee Membership: Compensation (Chair)
Key Skills

Roger J. Dow was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and serves as Lead Independent Director and as Chair of the Compensation Committee. He has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Since January 1, 2005, he has been the President and Chief Executive Officer of the U.S. Travel Association. He previously served in various roles at Marriott International, including as Senior Vice President, Global Sales. He is currently a director of Forbes Travel Guide. Mr. Dow is a Governance Fellow of the NACD. Mr. Dow was selected for our Board because of his particular knowledge of and experience in strategic planning and leadership of complex organizations and his franchising experience.

Strategic Planning Experience Strong Leadership Experience Franchise Industry Experience

Ronald E. Harrison Age: 85 RMAX Director Since: 2013 Committee Memberships: Compensation, Nominating and Corporate Governance

Ronald E. Harrison was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s Board of Directors or Board of Managers since 2005. Since 2004, Mr. Harrison has been Chief Executive Officer and Managing Director of Harrison & Associates LLC. Prior to that, he served in various roles over his 40 years with PepsiCo, Inc., including as Senior Vice President, External Relations, and Special Assistant to the Chairman until April 2004. Mr. Harrison is the Chair Emeritus of the Diversity Institute of the International Franchise Association’s Education Foundation. He served as the International Franchise Association’s Chairman in 1999. He has also served on the Board of Trustees of the College of New Rochelle and on the Advisory Board of the University of New Hampshire’s Rosenberg Center for International Franchising. Mr. Harrison is a Governance Fellow of the NACD. Mr. Harrison was selected for our Board because of his vast experience in leadership roles of complex organizations and knowledge in strategic planning.

Key Skills
Financial Experience Strong Leadership Experience Franchise Industry Expertise

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CORPORATE GOVERNANCE

Laura G. Kelly Age: 64 RMAX Director Since: 2020 Committee Memberships: Audit, Compensation
Key Skills

Laura G. Kelly was elected to the Board of Directors of RE/MAX Holdings in 2020. Ms. Kelly, who is currently President of The Columbia Institute for CoreLogic also served as its Managing Director of Valuation Solutions, a hybrid technology and operating subsidiary with revenues of nearly $500 million. Before joining CoreLogic, Ms. Kelly had significant executive and financial responsibilities at Dun & Bradstreet, American Express and MasterCard. Ms. Kelly is also a member of the Board of Directors for Jack Henry (NASDAQ: JKHY), a financial technology company, and USAA’s Saving’s Bank Board. Ms. Kelly’s early career included service to her country as an active duty and reserve officer for the United States Air Force. Ms. Kelly was selected for our Board because of her experience in leading global change and innovation and extensive background in financial services and data solutions.

Global Business Experience Public Company Board Experience

Directors Whose Terms Expire in 2022 (Class III Directors):

David L. Liniger Age: 75 RMAX Director Since: 2013 Committee Membership: None

David L. Liniger is the non-executive Chair of our Board of Directors and our Co-Founder. He has been Chair of the Board of Directors of RE/MAX Holdings since July 2013, and, before that, of RE/MAX, LLC or its parent companies, since it was established in August 1974. Mr. Liniger served in a variety of leadership roles within the RE/MAX organization over the past 45 years, including Co-CEO and Principal Executive Officer from May 2017 through February 2018 and CEO from December 2014 until May 2017. Mr. Liniger is a Board Leadership Fellow of the NACD. Mr. Liniger is married to Gail Liniger, our Vice Chair and Co-Founder. Mr. and Mrs. Liniger were named to the International Franchise Association’s Hall of Fame in 2005. Mr. Liniger was selected to serve on our Board because of his role in co-founding RE/MAX and launching Motto Mortgage, his intimate knowledge of our Company, and his long history as a visionary in the real estate industry.

Key Skills
Real Estate Industry Expertise Franchise Industry Expertise Global Business Experience Deep Company Specific Knowledge—RE/MAX Co-Founder

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CORPORATE GOVERNANCE

Stephen P. Joyce Age: 61 RMAX Director Since: 2020 Committee Membership: Compensation, Nominating and Corporate Governance
Key Skills

Stephen P. Joyce was appointed to the Board of Directors of RE/MAX Holdings in April 2020. Mr. Joyce is the former Chief Executive Officer and a member of the Board of Directors of Dine Brands Global, Inc. (NYSE: DIN), the franchisor of Applebee’s Grill + Bar and IHOP. Prior to that he served as President, Chief Executive Officer, and Director of Choice Hotels International, Inc. Prior to that he spent over 25 years at Marriott International, Inc., in several roles, including Executive Vice President Global Development, Owner and Franchise Services. Mr. Joyce has held many leadership roles with the International Franchise Association, including Chairman. He also serves on the boards of a variety of community organizations. Mr. Joyce was selected for our Board due to his leadership in franchise brands, both as a Board member and executive.

Public Company Board Experience Franchise Industry Experience Technology Experience Global Business Experience

Daniel J. Predovich Age: 73 RMAX Director Since: 2013 Committee Membership: Finance and Investment

Daniel J. Predovich was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Mr. Predovich is a Certified Public Accountant, a Certified Fraud Examiner, Certified in Financial Forensics, and a Certified Information Technology Professional. Since 1986, he has been the President of Predovich & Company. He previously served as president and as a member of the Board of Governors, Colorado chapter of the Association of Certified Fraud Examiners. Mr. Predovich is a Board Leadership Fellow of the NACD. Mr. Predovich was selected to serve on our Board because of his extensive experience and knowledge in accounting and financial matters.

Key Skills
Finance and Accounting Experience Technology Expertise Cybersecurity Experience

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CORPORATE GOVERNANCE

Teresa S. Van De Bogart Age: 65 RMAX Director Since: 2016 Committee Membership: Audit, Nominating and Corporate Governance
Key Skills

Teresa S. Van De Bogart was elected to the Board of Directors in May 2016. Ms. Van De Bogart retired in 2019 as Vice President—Global IT Solution Delivery for Molson Coors Brewing Company, a position she held since 2012. She had been an IT vice president of Molson Coors (and its predecessors) since 2005 establishing a global project management office and leading large-scale global project implementations. She previously served in various other leadership roles at the company including procurement, finance and accounting. Ms. Van De Bogart is a Board Leadership Fellow of NACD. She additionally serves on the Board of Sunflower Bank where she serves as chair of the risk committee and as a member of the compensation committee as well as Craig Hospital Foundation Board where she serves as chair of the nominating and governance committee. She previously served as the board chair for the Colorado Women’s Chamber of Commerce as well as the Women’s Leadership Foundation. Ms. Van De Bogart was selected to serve on our Board because of her information technology and financial background including security trends and risk assessment, and her experience as a senior leader in a global public company.

Public Company Leadership Technology Experience Cybersecurity Knowledge

Board Diversity and Refreshment

Dave and Gail Liniger founded RE/MAX with the view that anyone can be an entrepreneur, regardless of race, gender, or background. RE/MAX has grown to over 135,000 agents from virtually every walk of life who share a commitment to helping people realize the dream of homeownership. That commitment to diversity continues today and is reflected in our Board and management team.

The Board aims to have directors with diverse backgrounds, viewpoints, and experiences. To that end, the Board pays special attention to the diversity of its members and potential nominees, and the Board believes its oversight capabilities are bolstered by its diverse composition.

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CORPORATE GOVERNANCE

Gender and Racial Diversity

Half of our Board members are women or from racially diverse populations: our Board has five female directors and one Black director. Half of the new members since our initial public offering in 2013 (the “IPO”) are women. Women serve as the Chairs of both our Audit and Nominating and Corporate Governance Committees. The Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, but continually looks for opportunities to maintain and increase the diversity of the Board.

The Board aims to have diverse mix of tenure on the Board, so that the Board has members with substantial experience with the Company as well as newer members who bring fresh perspectives to the Board. Six of the current members of the Board have joined since our IPO in 2013, including two new members in 2020.

Director Independence

Our Board periodically assesses the independence of its members. For a director to be considered independent, our Board must affirmatively determine that the director does not have any direct or indirect material relationship with us, other than as a director, that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director of the Company. When assessing the materiality of a director’s relationship with us, our Board will consider the question not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, social, and familial relationships, among others.

The Board of Directors has determined that Kathleen Cunningham, Joseph DeSplinter, Roger Dow, Ronald Harrison, Stephen Joyce, Laura Kelly, Christine Riordan, and Teresa Van De Bogart are each an “independent director” under applicable New York Stock Exchange (“NYSE”) standards and the Company’s corporate governance guidelines, and that none of these directors have any relationships with the Company that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director of the Company.

Dave and Gail Liniger have a close, personal relationship with our CEO, Adam Contos, and his family, which the Linigers and Mr. Contos describe as like immediate family. The Linigers have not, since our IPO, been considered independent directors, due also to their service as officers of the Company. As a result, Mr. and Mrs. Liniger have represented that they intend to recuse themselves from any matters relating to Mr. Contos and his performance, including evaluations of his performance, compensation, and continued employment. In addition, as befitting such relationships, the Linigers and Contoses occasionally give gifts to each other, such as the cost of vacations they spend together, or the Linigers’ contributions to the Contos children’s college funds. These gifts are made from the Linigers’ personal funds and the Board is satisfied that they are intended as gifts in good faith. Because of this, and because there is no incremental cost to the Company, those amounts are not considered income to Mr. Contos or compensation from the Company and are not included in the Compensation Discussion and Analysis, below.

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CORPORATE GOVERNANCE

Board of Directors Leadership Structure; Separate Board Chair and Chief Executive Officer; Formalized Lead Independent Director Role

The Board annually elects a Chair of the Board. Currently the roles of Chair and CEO are split between Mr. Contos, our Chief Executive Officer, and Mr. Liniger, the Chair of the Board, who serves in a non-executive capacity. The Board believes it is important to retain the flexibility to determine whether it is in the best interest of the Company and its stockholders to have the same person serve as both CEO and Chair or whether the roles should be separated based on the circumstances at any given time. Mr. Liniger was most recently re-elected as Chair of the Board in February 2021. The independent members of the Board elect a Lead Independent Director annually. The role of the Lead Independent Director is defined in the Company’s Bylaws and Lead Independent Director charter, which are both available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com.

Chief Executive Officer	Lead Independent Director	Chair of the Board

Mr. Contos has been CEO and Principal Executive Officer since early 2018. In this role, Mr. Contos is the principal management representative of the Company and is responsible for all aspects of oversight of the management team and day-to-day operations.

	Roger Dow was first elected Lead Independent Director in May 2019 and was most recently reelected in February 2021. The role is described below.	Mr. Liniger’s role as Chair of the Board allows him to provide leadership as a RE/MAX co-founder and real estate industry veteran and to focus on considerations of long-term strategy for the business.

Lead Independent Director Role

●
Presides over meetings of the independent directors
●
Serves as the primary liaison between Company management and the independent members of the Board
●
Meets in private sessions with management

●
Leads, in conjunction with the Compensation Committee, the independent directors’ evaluation of the CEO
●
Calls meetings of the Board or of the independent directors
●
Has authority to retain advisors and consultants

Enterprise Risk Management and Board of Directors Role in Risk Oversight

Risk management is primarily the responsibility of the Company’s management and the Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of corporate objectives, including strategic objectives, to improve long-term Company performance and enhance stockholder value. A fundamental part of risk management is to understand the specific risks the Company faces and what mitigating steps are being taken, while balancing an appropriate level of risk for the Company. The Company’s enterprise risk management (“ERM”) program provides an effective tool for managing risks. As part thereof, annually, management evaluates a comprehensive list of enterprise risks, identifies those that are most significant and ensures that, where possible, adequate risk mitigation strategies are deployed. At least annually, management provides the Audit Committee with a comprehensive review of the Company’s ERM processes, as well as updates on key risks that have been identified and assessed during the year and the accompanying mitigation strategies. Additional risk assessments are performed, as required, for material events such the integration of acquired businesses, and those results are also shared with the Audit Committee. On an annual basis, the Board discusses enterprise risk activities including risk assessment and risk management.

In addition to the Company’s ERM process, the oversight of additional specific risks is performed by committees of the Board. The Audit Committee is primarily responsible for overseeing the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting, the Company’s compliance programs, and the risks related to each of these areas. Oversight of the Company’s management of cybersecurity risks is also primarily the responsibility of the Audit Committee. The Audit Committee discusses cybersecurity risks with the Chief Compliance Officer and Vice President of Information Technology (who serves as the Company’s Information Security Officer) regularly and receive regular updates on cybersecurity, including results of testing and training, initiatives to continuously improve cybersecurity measures and policies, and implementation of new technologies. The ERM process discussed above includes evaluation

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CORPORATE GOVERNANCE

of information technology risks. The Company engages an independent third party to perform various security assessments and information security is part of the Company’s annual training for all employees. The Company has technical, administrative, and physical safeguards in place to help protect against unauthorized access to, use of, or disclosure of data we collect and store.

The Compensation Committee oversees compensation-related risks. The Nominating and Corporate Governance Committee oversees the Company’s corporate governance programs, including the Code of Conduct. The Nominating and Corporate Governance Committee also oversees management of social and environmental matters. The Finance and Investment Committee oversees risks such as those relating to capital structure and allocation, investment of cash, interest rates, currency, and other financial arrangements. Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

Board of Directors Role in Succession Planning

Succession planning is a crucial role of the Board in ensuring the long-term performance of the Company. The Board maintains, and at least annually evaluates and updates, succession plans for executive officers, other key management positions as well as for the Chair of the Board and Lead Independent Director roles. These plans cover both planned and emergency succession scenarios. Executive management regularly discusses succession planning with the Board, including reviewing development plans for senior non-executive employees who may be candidates for future executive positions.

Our Board’s Commitment to Director Training and Education

Our Board of Directors is committed to continuing director education. As highlighted in their biographical information, above, all but two of our Board of Directors have been named as Fellows by NACD. The two newest members are working towards fellowships. For the past several years, the Board has engaged NACD for annual customized training sessions for all members. During 2020, the customized training session focused on strategic growth by and successful integration of acquisitions. Previous sessions have covered topics such as building the board as a strategic asset, company culture, stockholder engagement, communication, mergers and acquisitions, and transitioning from a controlled company. All then-current members attended each of these sessions the past two years.

Board of Directors Evaluation Process

The Board, under the direction of the Nominating and Corporate Governance Committee, conducts an assessment of the Board, its committees, and its members. The timing of the assessment may vary from year to year, but occurs approximately once per year. Each director is asked to evaluate the performance of the Board and the committees on which he or she serves. In order to encourage directors to speak candidly, responses to evaluation questions are collected by the Company’s counsel or an outside consultant, who provides aggregated responses that protect the anonymity of individual ratings and comments. Each committee discusses its own assessment results and the Nominating and Corporate Governance Committee reviews all results and reports the results to the Board. The Nominating and Corporate Governance Committee also oversees an evaluation of the skills, background, and experience of each Board member to ensure an appropriate mix of expertise on the Board.

Our Classified Board

Our Board is divided into three classes, with each member serving a three-year term. Our Board believes that this structure continues to be appropriate. Our Board believes that a classified Board promotes stability, continuity, and a focus on the long-term interests of the Company and its stockholders and that three-year terms enhance Board independence.

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CORPORATE GOVERNANCE

Board Committees and Meetings

During 2020, our Board of Directors had the following standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Investment Committee. From time to time, the Board may also establish committees for special limited purposes.

The Board met 12 times in 2020. The tables below summarize some information about each committee. More information about each committee can be found in each committee’s charter, which have been adopted by the Board and are reviewed annually. The charters are available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com. The content of our website is not incorporated in this proxy statement.

AUDIT COMMITTEE

Our Audit Committee is fully independent under applicable NYSE standards and Rule 10A-3 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

Our Board of Directors has determined that Kathleen Cunningham and Joseph DeSplinter each qualify as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Meetings: 8
Chair: Kathleen Cunningham
Other Members:
● Joseph DeSplinter ● Teresa Van De Bogart ● Laura Kelly

Key Responsibilities:
● appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
● discussing with our independent registered public accounting firm its independence from our management;
● reviewing with our independent registered public accounting firm the scope and results of their audit;
● approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●
overseeing the financial reporting process and discussing the interim and annual financial statements that we file with the Securities Exchange Commission (“SEC”) with management and our independent registered public accounting firm;

● reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
● monitoring the implementation and impact of new accounting policies;

●
establishing procedures for the confidential and/or anonymous submission and review of concerns regarding questionable accounting, internal controls, auditing matters, or anything else that appears to involve financial or other wrongdoing;

● reviewing and approving related party transactions; and
● overseeing the Company's efforts to mitigate cybersecurity risks.

The Audit Committee reviews our annual reports and makes recommendations to the full Board about its approval. Since 2017, the Audit Committee has reviewed and approved our quarterly reports and earnings releases for the first, second, and third quarters. After approving the first dividend each year and determining the anticipated dividend for the remainder of the year, the Board generally delegates authority to the Audit Committee to approve the subsequent quarterly dividend for that year, within parameters established by the Board.

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CORPORATE GOVERNANCE

COMPENSATION COMMITTEE	Our Compensation Committee is fully independent under applicable Exchange Act rules and NYSE standards.
Meetings: 4
Chair: Roger Dow
Other Members:
● Ronald Harrison ● Christine Riordan ● Stephen Joyce ● Laura Kelly

Key Responsibilities:
● reviewing and approving the compensation of our directors and executive officers;
● overseeing compensation of other officers;
● reviewing key employee compensation goals, policies, plans, and programs;
● administering the RE/MAX Holdings, Inc. Omnibus Incentive Plan;
● reviewing and approving employment agreements and other similar arrangements between us and our executive officers;
● reviewing the Compensation Discussion and Analysis and Compensation Committee Report contained in this proxy statement; and
● engaging any compensation consultants.
The Compensation Committee’s role is discussed further below in the Compensation Discussion and Analysis.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Our Nominating & Corporate Governance Committee is fully independent under applicable Exchange Act rules and NYSE standards.
Meetings: 5
Chair: Christine Riordan
Other Members:
● Ronald Harrison ● Teresa Van De Bogart ● Stephen Joyce

Key Responsibilities:

●
identifying and evaluating potential candidates for the slate of Directors nominated for election by stockholders at annual meetings and vacancies occurring on the Board from time to time and making recommendations to the Board regarding qualified individuals to be members of our Board of Directors;

● overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently;
● developing and recommending to our Board of Directors a set of corporate governance guidelines and principles and reviewing portions of our code of conduct related to corporate governance;
● assisting the Board in developing, evaluating, and updating succession plans for key leadership roles, both in Company management and at the Board level;
● overseeing the Company’s management of environmental, social, and governance (ESG) issues; and
● overseeing the Board’s annual self-evaluation.

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CORPORATE GOVERNANCE

FINANCE AND INVESTMENT COMMITTEE
Meetings: 4
Chair: Joseph DeSplinter
Other Members:
● Kathy Cunningham ● Daniel Predovich

Key Responsibilities

●
assisting the Board with oversight, approval, and recommendations regarding capital structure and capital strategy, investment of cash, management of financial risks such as interest rate and currency risks and

● overseeing management of tax issues, including tax receivable agreements.

Annual Meeting Attendance

In 2020, most directors attended 100% of the meetings of the Board and the committees on which they serve and no directors attended less than 90% of the total number of meetings of the Board and committees on which they serve.

We encourage all directors to attend our annual meetings of stockholders. All of our directors and nominees attended the 2020 annual meeting of stockholders. The Annual Meeting will coincide with a regularly scheduled meeting of the Board and, because the Annual Meeting will be completely virtual, we expect that all members and nominees will attend the meeting virtually. We do not have a formal policy with respect to director attendance at annual meetings of stockholders.

Director Nomination Process

Nominating and Corporate Governance Committee Responsibilities:

The Nominating and Corporate Governance Committee is responsible for evaluating potential candidates and making recommendations to the Board of Directors with respect to candidates to be nominated to serve as directors. The Nominating and Corporate Governance Committee ensures that candidates meet qualifications necessary under SEC rules or NYSE standards.

Factors Considered by the Committee:

Among the qualifications the Nominating and Corporate Governance Committee may consider are:

●
personal and professional integrity;
●
exceptional ability and judgment;
●
broad experience in business, finance, or administration;
●
familiarity with the real estate, mortgage, or franchising industries;
●
executive leadership experience;
●
service on other boards;
●
ability to serve the long-term interest of our stockholders; and
●
sufficient time to devote to the Board duties.

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CORPORATE GOVERNANCE

Director Recommendations and Nominations by Stockholders

The Nominating and Corporate Governance Committee welcomes the Company’s stockholders to nominate candidates for Board membership. The Committee will consider any such nominee in the same manner in which it evaluates other potential nominees, so long as the recommendation is submitted in accordance with the Company’s Bylaws and the Committee’s charter. A summary of the requirements for nominating candidates is below under “Information Regarding Stockholder Proposals.”

Stockholder Engagement

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our business strategy, governance, and compensation practices. Executives and management from the RE/MAX Holdings investor relations team meet regularly with stockholders on a variety of topics. In late 2018, a cross-functional group from our finance, legal, and investor relations teams initiated an expanded investor outreach to gather feedback on key strategic initiatives, corporate governance matters, executive compensation, and other topics of interest to our stockholders. We have continued these conversations with investors, including in advance of the 2020 annual meeting of stockholders. We also regularly engage with proxy advisory firms. Feedback received during these conversations was communicated to and discussed by the full Board and will help to inform our ongoing decision-making on our governance, compensation, and other practices.

Communication with the Board of Directors

We believe communication between the Board and our stockholders is an important aspect of corporate governance. Any stockholder or other interested party who would like to communicate with the Board of Directors, the Chair, the Lead Independent Director, the independent directors as a group, or any specific member or members of the Board of Directors should send such communications to the attention of our Corporate Secretary at 5075 S. Syracuse St., Denver, CO 80237 or legal@remax.com. Communications should contain instructions regarding the Directors for whom the communication is intended. In general, such communication will be, depending on the nature of the communication, either forwarded or periodically presented to the intended recipients. However, we may, in the Corporate Secretary’s discretion, decline to forward any communications that are abusive, threatening, or otherwise inappropriate, or may summarize communications as appropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors.

Corporate Governance Guidelines

We have adopted corporate governance guidelines that provide a framework for corporate governance. The corporate governance guidelines address, among other matters, selection of directors, director independence, director responsibility, director access to management, director compensation, information about the Board and its committees, director orientation and continuing education, management succession, and evaluation of the Board. The corporate governance guidelines are available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Roadmap

		Page
1	Our Named Executive Officers
	Our five Named Executive Officers for 2020	26

2	Overview and Philosophy of our Executive Compensation Program	27
	Compensation philosophy and an overview of decisions on compensation practices

3	Compensation Best Practices	28
	Examples of practices we follow and some that we avoid

4	Performance Highlights	28
	Our key business achievements in 2020

5	Elements of Executive Compensation	29
	Explanation of our primary components of executive compensation

6	Peer Groups	32
	List of Peer companies used in 2020 and new group to be used in 2021

7	Other Compensation Policies	33
	Overview of stock ownership guidelines and other compensation policies

8	2020 Say-on-Pay Vote and Stockholder Outreach	34
	Discussion of last year’s say-on-pay vote

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COMPENSATION DISCUSSION AND ANALYSIS

1	Our Named Executive Officers

In this Compensation Discussion and Analysis, we provide information on how we compensate our Named Executive Officers. During 2020, five individuals were designated by our Board of Directors as executive officers and they are referred to as our “Named Executive Officers” for 2020:

Named Executive Officers	Biography:

Adam M. Contos is our Chief Executive Officer (“CEO”) and principal executive officer, a position he has held since February 2018. Prior to serving as CEO, Mr. Contos served as Co-Chief Executive Officer alongside Dave Liniger beginning in May 2017. During his more than 15 years at RE/MAX, Mr. Contos has held a variety of leadership positions. He served as Chief Operating Officer from January 2016 to May 2017, as Senior Vice President, Marketing, from February 2015 through January 2016, as Vice President, Business Development, from February 2014 until February 2015, as Vice President, Region Development, from August 2013 through February 2014, and as Regional Vice President from 2005 through August 2013. Mr. Contos is a Board Leadership Fellow of NACD and serves on the Board of the International Franchise Association.

Adam M. Contos Age: 49 Position: Chief Executive Officer and principal executive officer

Nicholas R. Bailey is the RE/MAX Chief Customer Officer, a position he has held since he joined the Company in September 2019. Mr. Bailey has over 23 years of real estate experience. He previously worked for RE/MAX from 2001 to 2012 leading growth and development for several RE/MAX regions. He left RE/MAX for approximately seven years, first becoming Senior Vice President of Strategic Partnerships at Market Leader from 2012 through its acquisition by Trulia in 2013. Following the acquisition, he served as a Vice President of Trulia and, following Zillow’s acquisition of Trulia in 2015, as a Vice President of Zillow. Then, Mr. Bailey served as President and CEO of Century 21 Real Estate, LLC from August 2017 to March 2019.

Nicholas R. Bailey Age: 46 Position: Chief Customer Officer

Karri R. Callahan is our Chief Financial Officer, a position she has held since March 2016. From January 2016 to March 2016 she served as Co-Chief Financial Officer. Ms. Callahan joined RE/MAX Holdings in April 2013 as Senior Manager of SEC Reporting and was promoted to Vice President, Corporate Controller in June 2014. She served as the Company’s Acting Chief Accounting Officer from November 2014 to January 2015 and as Acting Chief Financial Officer from December 2014 through January 2015. Prior to joining the Company, Ms. Callahan worked at Ernst & Young, LLP.

Karri R. Callahan Age: 43 Position: Chief Financial Officer

Serene M. Smith has served as Chief of Staff and Chief Operating Officer since January 2019. She served as Chief Operating Officer since May 2017. Prior to becoming Chief Operating Officer, Ms. Smith served as Senior Vice President, Financial Planning and Business Analytics from January 2016 to May 2017. From April 2014 to December 2015, Ms. Smith served as Vice President, Financial Planning and Analysis and was Vice President, Operational Controller, from April 2010 to April 2014. She has served in various other capacities since joining RE/MAX in 2006.

Serene M. Smith Age: 42 Position: Chief of Staff and Chief Operating Officer

Ward M. Morrison has served as President of Motto Franchising, since Motto was launched in the fall of 2016. Prior to leading Motto Franchising, Mr. Morrison served the Company as Vice President, Region Operations from 2013 to 2016, as Region Vice President from 2011 to 2013, and in various other roles since joining the Company in 2005. Due to the continued growth of Motto Mortgage and its increasing importance to the overall results of the Company, the Board designated Mr. Morrison as an executive officer in February 2020.

Ward M. Morrison Age: 53 Position: President of Motto Franchising

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COMPENSATION DISCUSSION AND ANALYSIS

2	Overview and Philosophy of our Executive Compensation Program

Our philosophy is that executive compensation should aim to align the goals of management with the interests of the Company and its stockholders and attract and retain talented executives with the skills to help the Company achieve its goals. Toward these ends, we seek to provide a competitive level of compensation that balances rewards for both short-term performance and long-term value creation, promotes accountability, incentivizes and rewards both corporate and individual performance without encouraging imprudent risk taking, and attracts and retains talented leaders. This philosophy drives all aspects of officer (including Named Executive Officer) compensation, including our base pay guidelines, annual incentive, and grants of long-term equity-based compensation awards. A substantial portion of each of our executive officer’s compensation is at risk.

	Role of the Compensation Committee	Role of the CEO

The Compensation Committee is responsible for all aspects of compensation of executive officers and Board members and oversees the compensation of other officers and employees. This includes setting appropriate corporate and individual goals for the CEO and other executive officers and reviewing their performance, setting their base salaries, short- and long-term incentive compensation, and approving any other compensation or benefits, reviewing and approving compensation policies and programs generally. In determining the amount and mix of compensation, the Committee reviews the compensation levels of the executive officers relative to a group of peers. As part of this review the Compensation Committee considers the financial and operational performance of the Company.

Mr. Contos, working with our Human Resources department and using information from the compensation consultant discussed below, recommends to the Compensation Committee the amount and form of compensation for officers other than himself. His recommendation for each officer is based on his evaluation of Company performance and individual performance, relative to goals that the Board and Company management have set.

	Stockholder Engagement	Role of Compensation Consultants

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our compensation program and other elements of our business strategy and governance practices. We hold an advisory vote on executive compensation (“say-on-pay”) every three years in accordance with the vote of our stockholders at our “say on frequency” vote in 2017. The Company values input from stockholders on executive compensation and other matters at any time. As discussed above, we meet regularly with stockholders on a variety of topics, including executive compensation.

The Compensation Committee, pursuant to its charter, has the authority to engage advisers to assist the Committee. The Compensation Committee previously engaged Dynol Consulting (“Dynol”) as compensation consultant. In September 2020, the Compensation Committee ended the Dynol engagement and engaged Meridian Compensation Partners, LLC (“Meridian”). Both Dynol and Meridian are independent under NYSE standards. The consultants report directly to the Compensation Committee. The role of the consultants is to provide advice and data to the Compensation Committee and assist in designing and administering executive compensation programs. The consultants also advise the Compensation Committee on director compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

3	Compensation Best Practices

We have adopted common best practices that are consistent with our compensation philosophy and serve the long-term interests of our stockholders. These include the following:

What we do:	What we don’t do
●
Our short-term incentive award goals are objective and tied to key Company financial and strategic performance metrics.
●
Most executive compensation is “at-risk” and performance driven.
●
The majority of long-term incentive awards for executive officers have performance-based vesting.
●
Payout of long-term incentive (“LTI”) awards based on total shareholder return (“TSR”) is capped at the target level if TSR is negative.
●
Multi-year targets for LTI performance.
●
We compare executive compensation targets against a Relevant Peer Group to ensure market competitiveness.
●
We have stock ownership guidelines.
●
Our LTI program encourages retention of key personnel through long-term vesting.
●
We consider our Company’s “MORE” values when rewarding annual incentives.

●
No guaranteed bonuses.
●
No excessive perquisites.
●
We do not have employment agreements with any executive officers.
●
We do not have single-trigger change of control provisions in equity awards.
●
Our Insider Trading Policy prohibits hedging or pledging Company stock without Board or Chief Compliance Officer approval.
●
We do not pay accumulated dividends on restricted stock units until vesting.

4	Performance Highlights

Despite a challenging global economic environment, the Company performed well in 2020.

$266.0M Revenue	$92.6M Adjusted EBITDA[1]	$64.7M Free Cash Flow[1]

RE/MAX Holdings continues to focus on growing its RE/MAX and Motto Mortgage brands, thereby increasing revenue and ultimately the Company’s profitability and cash flow.

Revenue ($ in millions)	Adjusted EBITDA[1] ($ in millions)	Free Cash Flow[1] ($ in millions)

1. Adjusted EBITDA and free cash flow are non-GAAP measures Please see the Appendix on page 56 of this Proxy Statement for definitions of these terms and reconciliation with the most directly comparable GAAP measures.

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COMPENSATION DISCUSSION AND ANALYSIS

5	Elements of Executive Compensation

The compensation of our Named Executive Officers consists primarily of base salary, short-term incentive, and long-term incentive compensation.

Compensation Element	Key Features	Primary Objectives
Base Salary (Fixed)

Factors considered in determining Base Salary:

●
the recommendation of the CEO,
●
market data provided by the Company’s compensation consultants on base salary paid to similar officers at other companies, and
●
each officer’s experience and performance.
Attract & Retain quality officers who will drive the Company’s success
Short-Term Incentive (At-Risk)	Each executive officer’s short-term incentive target level is based on a percentage of base salary and the actual payout is based on Company and individual performance.	Motivate & Reward officers for meeting and exceeding personal and corporate objectives.
Long-Term Equity Incentive Compensation (At-Risk)	Long-term incentive grants for executive officers are restricted stock units, 60% of which have performance-based vesting conditions and 40% of which are time-based.	Incentivize long-term value creation by aligning each officer’s interests with those of stockholders. Reward Company performance. Retain key personnel through long-term vesting.
Perquisites and Other Benefits (Fixed)	The Company offers a comprehensive benefit package to all full-time employees designed to attract and retain talented employees at all levels.	Attract & Retain talented employees at all levels.

Pay Mix

CEO: base salary 30%, bonus 18%, equity grant 51%, other 1%. Average of other NEOs: base salary 30%, bonus 10%, equity grant 59%, other 1%

The tables above show the pay mix for the CEO and the Named Executive Officers as a group for 2020 based on the actual bonus paid and grant date fair value of equity grants (as reflected in the Summary Compensation Table below).

Base Salary

Each Named Executive Officer receives a base salary, which is a fixed component of their compensation. Paying a competitive base salary is a crucial aspect of attracting and retaining qualified leaders who will drive the Company’s success. The Company aims to pay experienced, seasoned officers near the midpoint of the established base salary range for that position, based on data from its compensation consultants. Base salary for each of the executive officers is determined by the Compensation Committee taking into account the recommendation of the CEO (for executive officers

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COMPENSATION DISCUSSION AND ANALYSIS

other than the CEO), market data provided by the Company’s compensation consultants on base salary paid to similar officers at other companies, and each officer’s performance, in order to determine a base salary level that is competitive and commensurate with the performance, duties, and experience of each executive officer. The CEO and Compensation Committee generally evaluate base salary for executive officers annually taking into account such as changes in the executive’s role or responsibilities, the executive’s experience and job performance, market performance, and other factors deemed appropriate by the Compensation Committee. In 2020, Mr. Contos’s base salary was increased from $650,000 to $700,000, effective January 1, 2020. Mr. Bailey’s and Ms. Callahan’s base salaries were increased from $350,000 to $360,000 and Ms. Smith’s was increased from $330,000 to $340,000, all effective as of March 1, 2020. Mr. Morrison was named an executive officer by the Board in February 2020 and his base salary was increased to $275,000 effective March 1, 2020.

Annual Incentive

We use annual incentives to motivate and reward executive officers for meeting and exceeding personal and Company objectives. For Named Executive Officers, the annual incentive paid with respect to 2020 was one-half cash and one-half Class A common stock of the Company that was fully vested upon grant.

We design the annual incentive so that, at the target level, approximately one third of each executive officer’s total short-term compensation for the year (i.e., such individual’s base salary plus annual incentive) comprises the annual incentive, which depends on individual and Company performance over the prior year. Each year, the Compensation Committee adopts an annual short-term plan (each such plan, an “Annual Plan”) pursuant to the Omnibus Incentive Plan. Pursuant to the Annual Plan for 2020 (the “2020 Annual Incentive Plan”), each of our Named Executive Officers was eligible for an annual incentive based on a percentage of such officer’s base salary.

Award amounts for executive officers under the 2020 Annual Incentive Plan are based on both Company and individual performance. For executive officers, the calculation is a two-step process. First, a level is calculated for each officer based on Company performance. The Compensation Committee then adjusts that amount up or down based on factors such as individual performance, attainment of goals, and living our “MORE” values discussed above. If Company performance is below a threshold level set by the Compensation Committee, no annual incentive is paid.

For Company performance, the Compensation Committee established a measurement called Bonus Adjusted EBITDA1, which is the Company’s Adjusted EBITDA, excluding bonus expense, and including such other adjustments that the Compensation Committee deems appropriate. We believe Adjusted EBITDA reflects the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. The Compensation Committee sets levels for the threshold, target, and stretch annual incentive for each executive officer as a percentage of base salary, as set forth below.

A
Annual Incentive Levels (as Percentage of Base Salary)
	Threshold	Target	Stretch
CEO	50%	100%	150%
Other NEOs	25%	50%	75%

For individual performance, the CEO, working with our Human Resources department, prepares an incentive plan for each executive officer (other than himself). The Compensation Committee then reviews and revises these plans as it deems appropriate, before approving them. Following the end of the year, the Compensation Committee evaluates the officer’s performance against such incentive plan to determine the individual performance score used in making the annual incentive determination. Individual performance measures and results for each Named Executive Officer are discussed below.

In addition to the plan-based annual incentive, the Compensation Committee has discretion to pay additional bonuses to Named Executive Officers based on special projects or other exceptional circumstances and has authorized the CEO to make project-based bonuses to other Company officers or personnel at any time.

Early in the COVID-19 pandemic, the Company’s primary focus was on its people. The Company substantially reduced its expenses, while avoiding widespread staff layoffs or furloughs, which allowed the Company to continue to provide a high

1 See the Appendix on page 56 of this Proxy Statement for the definition of Adjusted EBITDA and reconciliation of Adjusted EBITDA to a reconciliation of net income (the most directly comparable GAAP financial measure).

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COMPENSATION DISCUSSION AND ANALYSIS

level of service to its networks both as the pandemic unfolded and as the housing and mortgage markets rebounded in the second half of the year. The Company offered its franchisees free or heavily-discounted productivity tools, enhanced training and modified marketing collateral responsive to the COVID-19 environment. In addition, RE/MAX and Motto Mortgage both offered temporary fee waivers and deferrals to their franchisees in order to assist franchisees during times that their businesses were severely impacted by stay-at-home orders and other governmental actions aimed at containing the spread of COVID-19. This resulted in substantially reduced revenue and profit in the second quarter. As a franchisor, we are a business that builds businesses and we believe that our actions early in the pandemic helped maintain the goodwill of our franchisees, which is crucial to our long-term success. These actions helped increase collections in the second half of the year, which contributed to strong cash flow. This enabled us to maintain our quarterly dividend through 2020 and opportunistically allocate capital to two tuck-in acquisitions in the third quarter of 2020.

Also during the second quarter, we implemented a cost mitigation plan that included the elimination of the 2020 corporate bonus plan. However, due to the exceptional leadership of the executive team in guiding the Company and its franchisees through the pandemic and the Company’s strong performance in the second half of the year, the Compensation Committee approved a discretionary bonus in the fourth quarter, albeit at a lower level than our initially established bonus targets prior to the pandemic and the actual 2019 attainment level.

The amount of the discretionary bonus was 62.5% of the original target amount under the 2020 Annual Incentive Plan.

Long-Term Equity Incentive Compensation

The Compensation Committee also grants executive officers and other Company officers equity awards to incentivize long-term value creation by aligning each officer’s interests with those of stockholders, to reward strong performers, and to retain key personnel through long-term vesting.

The Board of Directors, as part of the annual budget process, determines the aggregate budget for all long-term equity awards. The CEO, working with Company management, recommends an individual award for each recipient, including Named Executive Officers (other than himself). The Compensation Committee reviews this recommendation and grants equity awards for executive officers and, for other recipients, either grants the awards or delegates authority to grant individual awards to the CEO. Generally, the Compensation Committee grants equity awards annually. However, on occasion the Compensation Committee may grant additional awards, for example, in connection with promotions or new executive hires.

The Compensation Committee believes the long-term incentive program should incentivize performance and align the interests of the officers with stockholders. Toward that end, restricted stock unit grants to officers since 2017 have been a mix of performance-based grants and time-based grants. The Compensation Committee believes that this mix of grants aligns with the Company’s compensation philosophy and goals. Performance-based grants incentivize executive officers to drive stockholder value. The time-based awards, which vest in three annual installments, provide more predictable compensation, promote retention, and align executive officers’ interests with stockholders’ through meaningful stock ownership.

For the Named Executive Officers, 60 percent of the award has performance-based vesting and 40 percent of the award has time-based vesting. The number of restricted stock units that vest for each executive officer is based on: (a) revenue, and (b) total stockholder return relative to the Standard & Poor’s SmallCap 600® index (“rTSR”), both over a three-year performance period. The Compensation Committee chose these metrics because they align with the Company’s pay-for-performance philosophy, incentivize executive officers to drive stockholder value, and diversify the performance criteria by using different metrics than those used for other incentive programs.

Each Named Executive Officer was granted a target number of performance-based restricted stock units. The Compensation Committee sets threshold, target, and stretch goals for revenue and rTSR. For each metric (revenue and rTSR), if the threshold level is not met, the award based on that metric does not vest. If the threshold is met, the number of restricted stock units that vest will be between 50% and 150% of the target amount (based on linear interpolation between the levels).

2021 Proxy Statement	RE/MAX Holdings, Inc.	31

COMPENSATION DISCUSSION AND ANALYSIS

The table below shows the rTSR performance levels that have been used each year since we began granting rTSR-based awards in 2017.

	If rTSR Percentile is:	Vesting (% of Target)
Below Threshold	less than 35th percentile	0%
Threshold	35th percentile	50%
Target	55th percentile	100%
Stretch	equal to or greater than 75th percentile	150%

Regardless of rTSR, if absolute total shareholder return is negative over a performance period, vesting of the rTSR-based award is capped at the target level.

Since we began issuing performance-based equity awards in 2017, two performance periods have been completed (January 1, 2017 through December 31, 2019 for the 2017 grants and January 1, 2018 through December 31, 2020 for the 2018 grants). As noted above the threshold for the rTSR portion of the awards was 35th percentile. The threshold aggregate revenue for the 2017 awards was $630 million and the threshold aggregate revenue for the 2018 awards was $660 million. The Company’s performance was below both of these thresholds for both the 2017 and the 2018 awards and therefore none of the performance-based restricted stock units from these awards vested. (We do not disclose three-year revenue targets prospectively for competitive reasons.)

Perquisites and Other Benefits

The Company offers a comprehensive benefit package to all full-time employees designed to attract and retain talented employees at all levels. Generally, the Company’s benefits for its executive officers are substantially the same as those provided to other officers and employees.

6	Peer Groups

The Compensation Committee used the peer group listed in the left side of the table below in 2019 to inform compensation decisions for our NEOs in 2020. In late 2020, working with Meridian, the Compensation Committee substantially modified the peer group and the Compensation Committee intends to use the new group listed on the right side of the table beginning in 2021. The Compensation Committee removed some larger peer companies and added some smaller companies. In selecting peers, the Compensation Committee took a holistic approach, considering revenue and other factors. The peer group includes companies that share some traits with RE/MAX Holdings, such as franchisors, companies in the real estate industry, and companies with a technology focus. As the Company is based in Denver, Colorado and mainly competes for talent in that market, the revised peer group includes several Denver-based companies.

In selecting companies for the new peer group, one goal was to include more companies with comparable revenue as the Company. However, the Compensation Committee believes that it is appropriate to have companies with higher revenue because, as a worldwide franchisor, the responsibilities of management extend beyond the operations and revenue of the Company. The Company’s franchisees operate in over 110 countries and territories. While each franchised office is independently owned and operated, Company management is responsible for matters such as managing franchise relationships, including assisting franchisees in their growth; marketing, expanding, and protecting the Company’s brands; customer satisfaction; and overall operation of the entire franchised systems. Therefore, the demands on Company management may be greater than those on management of non-franchise companies with similar revenue.

These peer groups are one resource for data on executive pay. This data may be supplemented by Meridian’s proprietary surveys of salary data and other sources. The Company believes the use of this peer group will allow the Committee to effectively make pay decisions.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group for 2020 Compensation	Peer Group as Modified in 2020

Century Communities, Inc.
Choice Hotels International Inc.
CoreLogic, Inc.
Domino's Pizza Inc.
Dunkin Brands Group, Inc.
eXp World Holdings, Inc.
FirstService Corporation
Jones Lang LaSalle Inc.
M/I Homes, Inc.
MGIC Investment Corp.
Planet Fitness, Inc.
Realogy Holdings Corp.
Redfin Corporation
Ruth's Hospitality Group, Inc.
Stewart Information Services Corp.
Zillow Group, Inc.

CarGurus, Inc.

Cars.com, LLC

Concrete Pumping Holdings, Inc.

CSG Systems International, Inc.

Dine Brands Global, Inc.

Enova International, Inc.

eXp World holdings, Inc.

LendingClub Corporation

Marcus & Millichap, Inc.

NewAge, Inc.

Noodles & Company

Ping Identity Holding Corp.

Planet Fitness, Inc.

Quotient Technology Inc.

Realogy Holdings Corp.

Redfin Corporation

ServiceSource International, Inc.

The ONE Group Hospitality, Inc.

TrueCar, Inc.

Wingstop Inc.

Zillow Group, Inc.

7	Other Compensation Policies

Policies for Hedging and Other Transactions Involving Company Stock

Our insider trading policy prohibits all officers, employees, and directors from engaging in any of the following activities without the prior written consent of the Board of Directors or the Chief Compliance Officer: pledging Company stock, entering into hedging transactions involving Company stock, short sales of Company stock, and trading in derivative securities related to Company stock. No officers, employees, or directors have been granted consent to engage in any such transactions.

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COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines

Ownership of RE/MAX Holdings stock helps align the interests of our directors and executive officers with those of stockholders. To encourage stock ownership, our Board of Directors has adopted stock ownership guidelines applicable to directors, all Named Executive Officers and certain other members of senior management. The stock ownership guidelines provide a minimum share ownership level for directors and certain officers based on a multiple of base salary or cash retainer. Unvested time-based restricted stock units count toward the threshold. The multiples are as follows:

Chief Executive Officer:
5x base salary
Chief Customer Officer, President of Motto Mortgage, Chief Financial Officer, and Chief Operating Officer:
2x base salary
Other officers subject to the guidelines:
1x base salary
Non-employee directors:
3x base cash retainer

The guidelines do not mandate a time period to reach the applicable ownership level. Rather, if an officer or director is below the guidelines’ applicable threshold, he or she may not sell more than one half of the after-tax portion of equity awards without approval of the Compensation Committee (other than those that were vested at the time of our IPO or those that are issued as part of the short-term incentive compensation). All shares beneficially owned by the officer or director, as well as unvested time-based restricted stock units count toward the threshold. Unvested performance-based restricted stock units do not count towards the threshold.

8	2020 Say-on-Pay Vote and Stockholder Outreach

Our 2020 say-on-pay vote received approximately 83% support from our stockholders (ignoring abstentions and broker non-votes). While this represents a substantial majority of our stockholders, we aim to have even higher support. Prior to the 2020 Annual Meeting of Stockholders, our Senior Vice President of Investor Relations and Chief Financial Officer contacted holders of approximately twenty percent of our Class A common stock, and this outreach continued after the meeting, including to two proxy advisory firms. The purpose of these calls was to understand any concerns our stockholders may have and to give them an opportunity to ask any questions. We intend to continue to communicate regularly with stockholders, including about compensation matters and management has in the past and will continue to report these conversations to the Compensation Committee so they can consider stockholder feedback in compensation decisions.

34	RE/MAX Holdings, Inc.	2021 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for 2020 for filing with the SEC.

Compensation Committee

Roger J. Dow, Chair

Ronald E. Harrison

Stephen P. Joyce

Laura G. Kelly

Christine M. Riordan

2021 Proxy Statement	RE/MAX Holdings, Inc.	35

COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our Named Executive Officers during fiscal years 2020, 2019, and 2018.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	($)(2)	($)(3)	($)		Total ($)
Adam M. Contos, CEO	2020	700,000	440,000	1,245,072	—	9,097	(4)	2,394,169
	2019	650,000	—	1,006,824	378,000	27,388		2,062,212
	2018	620,673	48,750	1,489,410	234,000	12,232		2,405,065
Nicholas R. Bailey, Chief Customer Officer	2020	358,333	115,000	731,787	—	3,888	(4)	1,209,008
	2019	114,198	—	100,010	170,000	—		384,208
Karri R. Callahan, Chief Financial Officer	2020	358,333	115,000	731,787	—	14,607	(4)	1,219,727
	2019	342,500	—	542,146	170,000	15,304		1,069,950
	2018	320,000	74,000	415,543	96,000	16,074		921,617
Ward M. Morrison, President, Motto Mortgage	2020	270,833	88,438	559,029	—	16,074	(4)	934,374
Serene M. Smith, Chief of Staff and Chief Operating Officer	2020	338,333	108,750	691,165	—	9,960	(4)	1,148,208
	2019	327,500	—	511,152	160,000	14,800		1,013,452
	2018	316,667	39,000	412,793	96,000	15,644		880,104

(1)   Represents discretionary cash bonuses in the year in which they were earned. Bonuses paid pursuant to Annual Plans and Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” column. Each Named Executive Officer’s bonus was paid approximately half in cash and half in equity (except for a $2,500 bonus to each Named Executive Officer that was paid entirely in cash). For additional details, see “Compensation Discussion and Analysis” above.

(2)   Reflects the grant date fair value of restricted stock units granted during 2020 to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2020 Annual Report. The value of the restricted stock unit awards granted in 2020, assuming achievement of the maximum performance level for performance-based awards, would have been: Mr. Contos: $1,622,602; Mr. Bailey: $953,679; Ms. Callahan: $953,679; Mr. Morrison: $728,531; and Ms. Smith: $900,738.

(3)   Reflects the awards that our Named Executive Officers received under each year’s Annual Plan. The awards for 2019 were paid half in cash and half in Class A common stock of the Company. Further details of Annual Plans are above in the Compensation Discussion and Analysis.

(4)   Reflects matching contributions made under our 401(k) plan and dividend equivalents paid in cash upon vesting of restricted stock units.

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COMPENSATION TABLES

Grants of Plan-Based Awards

The following table provides information regarding equity grants to our Named Executive during 2020.

								All other
								stock
								awards		Grant date
								Number of		fair value
		Estimated future payouts under			Estimated future payouts under			shares of		of
		non-equity incentive plan awards (1)			equity incentive plan awards (2)			stock or		stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units		award
Name	date	($)	($)	($)	(#)	(#)	(#)	(#) (3)		($) (5)
Adam M. Contos	—	210,000	700,000	1,050,000	—	—	—	—		—
	3/1/2020	—	—	—	12,608	25,215	37,823	—		755,061
	3/1/2020	—	—	—	—	—	—	16,810	(3)	490,011
	3/1/2020	—	—	—	—	—	—	6,484	(4)	189,009
Nicholas R. Bailey	—	90,000	180,000	270,000	—	—	—	—		—
	3/1/2020	—	—	—	7,410	14,820	22,230	—		443,785
	3/1/2020	—	—	—	—	—	—	9,880	(3)	288,002
	3/1/2020	—	—	—	—	—	—	2,916	(4)	85,001
Karri R. Callahan	—	90,000	180,000	270,000	—	—	—	—		—
	3/1/2020	—	—	—	7,410	14,820	22,230	—		443,785
	3/1/2020	—	—	—	—	—	—	9,880	(3)	288,002
	3/1/2020	—	—	—	—	—	—	2,916	(4)	85,001
Ward M. Morrison	—	68,750	137,500	206,250	—	—	—	—		—
	3/1/2020	—	—	—	5,661	11,321	16,982	—		339,005
	3/1/2020	—	—	—	—	—	—	7,548	(3)	220,024
	3/1/2020	—	—	—	—	—	—	2,076	(4)	60,515
Serene M. Smith	—	85,000	170,000	255,000	—	—	—	—		—
	3/1/2020	—	—	—	6,999	13,997	20,996	—		419,137
	3/1/2020	—	—	—	—	—	—	9,332	(3)	272,028
	3/1/2020	—	—	—	—	—	—	2,745	(4)	80,017

(1)    Represents potential payouts under the 2020 Bonus Plan. Actual amounts paid are reflected above in the Summary Compensation Table.

(2)    Represents performance-based restricted stock units that are subject to vesting based on Company performance during 2020, 2021, and 2022.

(3)    Represents (i) time-based restricted stock units that are scheduled to vest on March 1, 2021, 2022, and 2023.

(4)   Represents vested shares of RE/MAX Holdings Class A stock issue for the portion of the bonus with respect to 2019 performance that was paid in stock.

(5)   Reflects the grant date fair value of stock and restricted stock units granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2020 Annual Report.

2021 Proxy Statement	RE/MAX Holdings, Inc.	37

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by our Named Executive Officers as of the end of fiscal year 2020.

		Stock Awards
					Equity Incentive		Equity Incentive
					Plan Awards:		Plan Awards:
		Number of		Market Value	Number of		Market or Payout
		Shares or		of Shares or	unearned shares,		value of unearned
		Units of Stock		Units of Stock	units, or other		shares, units, or
		That Have Not		That Have Not	rights that have		other rights that have
Name	Grant Date	Vested (#)		Vested ($) (1)	not vested (#)		not vested ($) (1)
Adam M. Contos	3/21/2018	13,713	(2)	498,193
	6/1/2018	1,664	(2)	60,453
	3/1/2019	6,626	(3)	240,723
	3/1/2020	16,810	(4)	610,707
	6/1/2018				3,743	(5)	135,983
	3/1/2019				14,909	(6)	541,644
	3/1/2020				25,215	(7)	916,061
Nicholas R. Bailey	3/1/2020	9,880	(4)	358,940	—		—
	3/1/2020				14,820	(7)	538,411
Karri R. Callahan	6/1/2018	935	(2)	33,969
	9/11/2018	369	(2)	13,406
	3/1/2019	3,568	(3)	129,625
	3/1/2020	9,880	(4)	358,940
	6/1/2018				2,102	(5)	76,366
	3/1/2019				8,028	(6)	291,657
	3/1/2020				14,820	(7)	538,411
Ward M. Morrison	6/1/2018	321	(2)	11,662
	9/11/2018	474	(2)	17,220
	3/1/2019	1,700	(3)	61,761
	3/1/2020	7,548	(4)	274,219
	6/1/2018				720	(5)	26,158
	3/1/2019				3,823	(6)	138,890
	3/1/2020				11,321	(7)	411,292
Serene M. Smith	6/1/2018	769	(2)	27,938
	9/11/2018	1,053	(2)	38,255
	3/1/2019	3,364	(3)	122,214
	3/1/2020	9,332	(4)	339,032
	6/1/2018				1,728	(5)	62,778
	3/1/2019				7,569	(6)	274,982
	3/1/2020				13,997	(7)	508,511

(1)   Value is calculated by multiplying the number of unvested restricted stock units by $36.33, which was the closing market price of our Class A common stock on December 31, 2020.

(2)   Represents time-based restricted stock units (“RSUs”) that vested on March 1, 2021.

(3)   Represents time-based RSUs, half of which vested on March 1, 2021, and half of which are scheduled to vest on March 1, 2022.

(4)   Represents time-based RSUs, one third of which vested on March 1, 2021, and the remainder of which are scheduled to vest on March 1, 2022 and 2023.

(5)   Represents performance-based RSUs which were subject to vesting based on Company performance during 2018, 2019, and 2020. The numbers set forth above represent the threshold number of restricted stock units.

(6)   Represents performance-based RSUs which are subject to vesting based on Company performance during 2019, 2020, and 2021. The numbers set forth above represent the target number of restricted stock units.

(7)   Represents performance-based RSUs which are subject to vesting based on Company performance during 2020, 2021, and 2022. The numbers set forth above represent the target number of restricted stock units.

38	RE/MAX Holdings, Inc.	2021 Proxy Statement

COMPENSATION TABLES

Option Exercises and Stock Vested for Fiscal Year 2020

The following table shows stock awards that vested during fiscal year 2020.

	Stock awards
	Number of shares	Value realized
	acquired on vesting	on vesting
Name	(#)(1)	($)(2)
Adam M. Contos	12,375	360,731
Nicholas R. Bailey	2,916	85,001
Karri R. Callahan	6,772	197,404
Ward M. Morrison	9,552	278,441
Serene M. Smith	6,729	196,150

(1)   Includes shares from LTI awards that vested in 2020 and the portion of the bonus with respect to 2019 performance which was paid in vested shares of RE/MAX Holdings Class A stock in 2020

(2)   Represents the amounts realized based on the fair market value of our stock upon vesting or delivery, which is the closing price the day before the applicable vesting or delivery date.

Employment Agreements

No executive officer currently has an employment agreement and we have not entered into any employment agreements with any executive officer since our IPO.. Our Named Executive Officers may be entitled to certain benefits upon separation from the Company or a change in control, as described below under “Potential Payments on Termination/Change in Control.”

Potential Payments on Termination/Change of Control

In 2018, we adopted a Severance Pay Benefit Plan (the “Severance Plan”) that is applicable to all employees, including Named Executive Officers, who meet certain eligibility requirements. The restricted stock unit agreements with our employees, including Named Executive Officers, provide for accelerated vesting in the event the executive’s employment is terminated within two years following a change in control or if outstanding equity awards are not converted into equivalent awards by the acquiring or successor entity following a change in control.

The Severance Plan sets forth benefits eligible employees will receive if they are involuntarily terminated due to position elimination or reduction in force or in other circumstances that the Company determines should result in the payment of severance benefits.

Involuntary Termination for Cause or Voluntary Resignation Without Good Reason

None of our Named Executive Officers serving as of December 31, 2020 were entitled to any severance payments or other payments following involuntary termination for cause or voluntary resignation without good reason.

Voluntary Resignation with Good Reason or Involuntary Termination Without Cause

Our employees, including Named Executive Officers, are entitled to certain benefits under the Severance Plan if they are terminated involuntarily without cause or they voluntarily resign with good reason. Good reason means that, following a change in control, the employee is not offered a position with the acquiring or successor entity that has substantially the same level of responsibility and compensation and is at a location that would not increase such employee’s one-way commute by more than twenty miles. Payment of benefits under the Severance Plan is conditioned upon the employee signing an agreement and release in a form provided by the Company that (i) provides a comprehensive release of claims against the Company and (ii) contains non-solicitation and non-disparagement provisions.

The table below sets forth the estimated amount each Named Executive Officer serving as of December 31, 2020, would have received based upon a hypothetical voluntary resignation with good reason or involuntary termination without cause on such date. The benefits under the Severance Plan for our Named Executive Officers comprise one year’s salary,

2021 Proxy Statement	RE/MAX Holdings, Inc.	39

COMPENSATION TABLES

outplacement assistance, continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), and a pro-rated bonus.

	Cash	Cash	Other
	Severance	Bonus	Benefits	Total
Name	($)	($)	($)	($)
Adam M. Contos	700,000	437,500	21,900	1,159,400
Nicholas R. Bailey	300,000	112,500	19,500	432,000
Karri R. Callahan	360,000	112,500	21,900	494,400
Ward M. Morrison	275,000	85,938	21,900	382,838
Serene M. Smith	330,000	103,125	21,900	455,025

Change in Control

The table below sets forth the estimated value of accelerated vesting of restricted stock units for each Named Executive Officer serving as of December 31, 2020, based on a hypothetical change in control on such date, in connection with which the restricted stock units were not converted into an equivalent award by the acquiring or successor entity. (Vesting would not be accelerated if the awards were converted.) See “Voluntary Resignation with Good Reason” above for additional benefits that may be available in the event of a change in control where the Named Executive Officer is not offered a comparable position with the acquiring or successor entity.

Restricted
Stock
Vesting
Name	($)
Adam M. Contos	1,900,342
Nicholas R. Bailey	507,003
Karri R. Callahan	812,324
Ward M. Morrison	539,081
Serene M. Smith	788,297

Principal Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Adam Contos, who has served as our principal executive officer since February 2018.

We are using the same median employee that we used with respect to 2019 and 2020 compensation. We identified the median employee by examining the compensation (including annual base salary, bonuses, commissions, incentives, and overtime) of all of our employees, other than Mr. Contos, as of November 15, 2018. The employee we identified as the median employee for 2018 is in a substantially similar role and that person’s compensation has not changed materially since being identified as the median employee.

The total compensation for 2020 of the employee identified as the median employee was $87,789. This includes base salary of $75,702, a bonus $7,097 (which was paid approximately half in cash and half in stock), an additional cash bonus of $1,300, and 401(k) match of $3,687. The median employee’s bonus was paid in approximately half cash and half stock.

The total 2020 compensation for Mr. Contos, our CEO, as reported in the Summary Compensation Table above was $2,394,169. The ratio of our CEO’s compensation to that of the median employee for 2020 was approximately 27 to 1.

Employee Benefit and Stock Plans

The 2013 Omnibus Incentive Plan

Prior to our IPO, our Board of Directors adopted the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (the “Omnibus Plan”) and our stockholders voted in 2017 to reapprove the Omnibus Plan. The Omnibus Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary employees, and for the grant shares of our Class A common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives), and any combination thereof to our employees, directors, and consultants and those of any affiliated entity, including RMCO and its subsidiaries. This

40	RE/MAX Holdings, Inc.	2021 Proxy Statement

COMPENSATION TABLES

is a summary of the Omnibus Plan, not a complete description, and is qualified in its entirety by reference to the full text of the Omnibus Plan. As of the Record Date, approximately 44 officers, 580 other employees, and nine non-employee directors were eligible to participate in the Omnibus Plan. The administrator of the Omnibus Plan also has discretion to grant awards to consultants, although we have not historically done so and, as of the Record Date, there are no consultants the administrator would likely consider for the grant of awards. Participation in the Omnibus Plan provides eligible persons an incentive, through ownership of the Company’s common stock, to continue in service to the Company and related entities, and helps the Company compete effectively for the services of qualified persons.

Share Reserve

The Omnibus Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of our IPO, equal to one percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, on a fully diluted basis; or a lower number of shares determined by the plan’s administrators. After giving effect to all outstanding awards (assuming maximum achievement of performance goals for performance-based awards), there were 1,142,468 shares available for future awards under the Omnibus Plan, as of the Record Date.

Administration

The Compensation Committee of the Board of Directors administers the Omnibus Plan and is referred to as the “administrator.” The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors, and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards, and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right if the exercise price or base appreciation amount exceeds the fair market value of the underlying shares, and to cancel such options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

401(k) Plan

RE/MAX, LLC maintains a tax-qualified 401(k) retirement savings plan for participants who satisfy certain eligibility requirements, including a minimum hours of service requirement. The 401(k) plan participants, including certain of our Named Executive Officers, may elect to defer up to 60% of their eligible regular compensation and bonuses, subject to applicable annual limits set pursuant to the Code. The Company generally makes discretionary matching contributions. Beginning in the second quarter of 2020, the Company temporarily suspended matching contributions as part of its expense reduction measures in connection with the COVID-19 pandemic. The Company is providing a match of 25% of contributions by plan participants in 2021. Plan participants may elect to invest their contributions in various established funds. Company contributions are vested 33% for the first three years of an employee’s service, then vested 100% thereafter.

2021 Proxy Statement	RE/MAX Holdings, Inc.	41

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for determining executive compensation. The table below illustrates the annual compensation structure for non-employee directors in 2020. Directors who are also employees receive no additional compensation for their services as directors. Mr. Contos’s compensation is included with that of our other Named Executive Officers above under “Executive Compensation.”

Annual
Amount
Element	($)
Retainer (cash)	80,000
Equity Grant (restricted stock units that vest after approximately one year)	100,000
Additional Retainer for Lead Independent Director (cash)	30,000
Additional Retainer for Audit Committee Chair (cash)	25,000
Additional Retainer for Audit Committee Member (cash)	12,500
Additional Retainer for Compensation Committee Chair (cash)	15,000
Additional Retainer for Compensation Committee Member (cash)	5,000
Additional Retainer for Nominating and Corporate Governance Committee Chair (cash)	10,000
Additional Retainer for Nominating and Corporate Governance Committee Member (cash)	5,000
Additional Retainer for Finance and Investment Committee Chair (cash)	10,000
Additional Retainer for Finance and Investment Committee Member (cash)	5,000

The following table shows director compensation for fiscal year 2020.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation
Name	($)	($)(1)	($)(2)	Total ($)
Kathleen J. Cunningham	110,000	100,014	2,141	212,155
Joseph A. DeSplinter	102,500	100,014	2,141	204,655
Roger J. Dow	125,000	100,014	2,702	227,716
Ronald E. Harrison	90,000	100,014	2,141	192,155
Stephen P. Joyce	65,000	—	—	65,000
Laura G. Kelly	68,750	—	—	68,750
David L. Liniger (3)	—	—	—	—
Gail A. Liniger (3)	—	—	—	—
Daniel J. Predovich	85,000	100,014	2,141	187,155
Christine M. Riordan	95,000	100,014	2,141	197,155
Teresa S. Van De Bogart	97,500	100,014	2,141	199,655

(1)   Reflects the grant date fair value of restricted stock units granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2020 Annual Report. As of December 31, 2020, each director named in the table above, other than Mr. and Mrs. Liniger, Mr. Joyce, and Ms. Kelly had 3,431 unvested restricted stock units, which vested on March 1, 2021.

(2)   Reflects dividend equivalents paid in cash upon settlement of restricted stock units.

(3)   Since our IPO in 2013, Mr. and Ms. Liniger have not received compensation for their service as directors or officers (other than benefits similar to our employees).

In addition to the amounts in the table above, all directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors.

42	RE/MAX Holdings, Inc.	2021 Proxy Statement

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our voting securities. For our directors and executive officers, the information is as of the date of this Proxy Statement. For stockholders who own more than 5% of our Class A common stock, the information is as of the most recent form 13G filed by each such stockholder with the SEC. Unless otherwise noted, the address of each stockholder is c/o RE/MAX Holdings, Inc. 5075 S. Syracuse St., Denver, CO 80237.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or conversion rights held by the respective person or group that may be exercised or converted within 60 days after March 31, 2021, which is the record date for the Annual Meeting (the “Record Date.”)

Pursuant to RMCO’s Fourth Amended and Restated Operating Agreement, common units in RMCO are redeemable at the unitholders’ election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or a cash payment equal to the market price of one share of our Class A common stock for each common unit redeemed. Beneficial ownership of common units reflected in the following table is not reflected as beneficial ownership of shares of our Class A common stock for which such units may be redeemed.

							Combined
							Voting Power
							of Class A
							and
	Class A		RMCO Common Units		Class B (1)		Class B
Directors and Named Executive Officers	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
David L. Liniger (2)	353,711	1.87%	12,559,600	39.93%	1	100.00%	41.06%
Gail A. Liniger (2) (3)	353,711	1.87%	12,559,600	39.93%	1	100.00%	41.06%
Nicholas R. Bailey	7,751	*	—	*	—	*	*
Karri R. Callahan	18,498	*	—	*	—	*	*
Adam M. Contos	32,770	*	—	*	—	*	*
Kathleen J. Cunningham	18,527	*	—	*	—	*	*
Joseph A. DeSplinter	11,863	*	—	*	—	*	*
Roger J. Dow	29,427	*	—	*	—	*	*
Ronald E. Harrison	20,327	*	—	*	—	*	*
Stephen P. Joyce	—	*	—	*	—	*	*
Laura G. Kelly	—	*	—	*	—	*	*
Ward M. Morrison	7,305	*	—	*	—	*	*
Dan J. Predovich	6,940	*	—	*	—	*	*
Christine M. Riordan	13,054	*	—	*	—	*	*
Serene M. Smith	11,581	*	—	*	—	*	*
Teresa S. Van De Bogart	11,343	*	—	*	—	*	*
Directors and executive officers as a group (16 persons)	546,902	2.87%	12,559,600	39.93%	1	100.00%	41.67%
5% Stockholders
RIHI (4)	—	*	12,559,600	39.93%	1	100.00%	39.93%
BlackRock, Inc. (5)	3,480,799	18.43%	—	*	—	*	11.07%
The Vanguard Group (6)	2,064,437	10.93%	—	*	—	*	6.56%
Burgundy Asset Management Ltd. (7)	1,811,906	9.59%	—	*	—	*	5.76%
Renaissance Technologies LLC (8)	1,243,800	6.58%	—	*	—	*	3.95%
Dimensional Fund Advisors LP (9)	974,762	5.16%	—	*	—	*	3.10%

* Less than 1%

2021 Proxy Statement	RE/MAX Holdings, Inc.	43

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)   RIHI, Inc. (“RIHI”), as holder of Class B common stock, is entitled to, without regard to the number of shares of Class B common stock held, a number of votes on matters presented to stockholders of RE/MAX Holdings that is equal to the aggregate number of common units of RMCO that such stockholder holds. RIHI is majority owned and controlled by Dave Liniger, our Chair, and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder. As such, Mr. and Mrs. Liniger have dispositive, voting, and investment control over the common units held by RIHI. For more information concerning RIHI, see Certain Relationships and Related Party Transactions > Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities.

(2)   Includes common units in RMCO held by RIHI which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends and reclassifications) or cash.

(3)   The Class A common stock listed is owned by Dave Liniger, Gail Liniger’s husband.

(4)   Includes common units in RMCO which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash.

(5)   Based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 25, 2021. BlackRock reported sole voting power with respect to 3,342,587 shares and sole dispositive power with respect to 3,480,799 shares. In such filing, BlackRock lists its address as 55 East 52nd Street, New York, NY 10055.

(6)   Based solely on a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 10, 2021. Vanguard reported shared voting power with respect to 18,102 shares, sole dispositive power with respect to 2,030,512 shares, and shared dispositive power with respect to 33,925 shares. In such filing, Vanguard lists its address as 100 Vanguard Blvd., Malvern PA 19355.

(7)   Based solely on a Schedule 13G/A filed by Burgundy Asset Management Ltd. (“Burgundy”) on February 12, 2021. Burgundy reported sole voting power with respect to 1,283,119 shares and sole dispositive power with respect to 1,811,906 shares. In such filing, Burgundy lists its address as 181 Bay St., Suite 4510, Toronto, Ontario M5J 2T3, Canada.

(8)   Based solely on a Schedule 13G filed by Renaissance Technologies, LLC (“Renaissance”) on February 11, 2021. Renaissance reported sole voting power and sole dispositive power with respect to 1,243,800 shares. In such filing, Renaissance lists its address as 800 Third Avenue, New York, NY 10022.

(9)   Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2021. Dimensional reported sole voting power with respect to 974,762 shares and sole dispositive power with respect to 906,634 shares. In such filing, Dimensional lists its address as Building One, Bee Cave Road, Austin, TX 78746.

44	RE/MAX Holdings, Inc.	2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The RE/MAX Holdings Code of Conduct notes that a conflict of interest arises any time the personal interests of Company personnel (including Directors) interfere with, or could appear to interfere with, their ability to act in the best interests of RE/MAX Holdings. Company personnel must disclose any potential conflicts of interest – including those involving an immediate family member – to the Chief Compliance Officer. Conflicts of interest involving any member of the RE/MAX Holdings Board of Directors are addressed by the Board of Directors or an applicable committee. Our Code of Conduct is supplemented by our Related Party Transactions Policy.

We describe below certain relationships between us and our executives and our historical owners, and the transactions described below include, in particular, any transactions and series of similar transactions, during 2020, to which we were a participant or will be a participant, in which:

●     the amounts involved exceeded or will exceed $120,000 and

●     any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as 5% stockholders), or any member of their immediate family had or will have a direct or indirect material interest, except that, for compensation arrangements with directors and executive officers, agreements with our executive officers containing compensation and termination provisions, and separation agreements, please see “Compensation Disclosure and Analysis,” the “Compensation Tables,” “Employment Agreements and Separation Agreements,” and “Director Compensation” above.

Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities

The first RE/MAX company, our predecessor, was founded in 1973 by Dave and Gail Liniger, who still serve as our Chair and Vice Chair, respectively. At the time of our 2013 IPO, RMCO was owned by RIHI. RIHI is (and was at the time of our IPO) majority owned and controlled by the Linigers. As such, the Linigers have dispositive, voting, and investment control over the common units held by RIHI. RIHI remains a significant stockholder of the Company, and through its ownership of all of our Class B common stock, holds approximately 40% of the voting power of the Company’s common stock. (Dave Liniger also owns individually slightly less than 2% of our Class A common stock.)

As discussed above, the Linigers have a very close, family-like relationship with our CEO, Adam Contos, and his family. As a result, Mr. Contos has represented that he intends to recuse himself from any matters relating to the Company’s relationship with RIHI or the Linigers.

At the time of our IPO, we entered into several ongoing agreements with RIHI, and the Company has certain other relationships with Liniger entities, Sanctuary, Inc. and EDR Travel, Inc. (“EDR”), as discussed below.

Registration Rights Agreement

We entered into a registration rights agreement with RIHI in connection with our IPO. The registration rights agreement provides RIHI certain registration rights whereby it can require us to register, under the Securities Act of 1933, shares owned by it. The registration rights agreement also provides for piggyback registration rights for all stockholders that are parties to the agreement.

Tax Receivable Agreements

As discussed in our Annual Report on Form 10-K (see “Holdings Ownership of RMCO and Tax Receivable Agreements”), RE/MAX Holdings has twice acquired common units in RMCO from RIHI, a corporation that is majority owned and controlled by Dave and Gail Liniger. The first was at the time of our IPO in October 2013 and the second was in November and December 2015. These acquisitions are expected to reduce the amounts that we pay in taxes as a result of a step-up in tax basis on the underlying assets held by RMCO. The assets are amortizable and result in deductions on our tax returns for many years. If RE/MAX Holdings acquires additional common units of RMCO from RIHI, the percentage of RE/MAX Holdings’ ownership of RMCO will increase, and additional tax assets will be created as additional tax basis step-ups occur. In connection with the first of these acquisitions, we entered into a tax receivable agreement with RIHI and a substantially similar agreement with RMCO’s other pre-IPO owner. These agreements require us to pay the counterparties 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize, or in some circumstances are deemed to realize, as a result of the step-up in tax basis on RMCO’s assets.

2021 Proxy Statement	RE/MAX Holdings, Inc.	45

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

For purposes of the tax receivable agreements, tax savings are computed by comparing our actual liability to the amount of taxes that we would have paid without the step-up in basis in RMCO’s assets. There is no maximum term for the tax receivable agreements; however, we may terminate the tax receivable agreements by paying the counterparties an agreed upon amount equal to the estimated present value of the remaining payments under the agreements.

The timing and amount of payments under the tax receivable agreements will vary based on facts and circumstances that are beyond our control (including the timing and amount of any redemption of common units by RIHI, the price of our shares of Class A common stock at the time of any such redemptions, the impact of foreign taxes, amount and timing of our taxable income (if any), and the applicable tax rate). However, the payments to the counterparties could be substantial. If we do not make payments under the tax receivable agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid.

The tax receivable agreements provide that if certain forms of business combination or changes of control occur, or that if we elect an early termination of the agreements, then our obligations would be based on certain assumptions, including that we would have sufficient taxable income to utilize all potential future tax benefits that are subject to the tax receivable agreements. As a result, we could be required to make cash payments to the counterparties that are greater than the specified percentage of the benefits we ultimately realize.

We will also not be reimbursed for any cash payments previously made to the counterparties to the tax receivable agreements if any tax benefits initially claimed by us are subsequently disallowed by a taxing authority. Instead, any excess cash payments made by us to a counterparty would be netted against any future cash payments that we might make under the terms of the tax receivable agreements. Therefore, it is possible that we could make cash payments under the tax receivable agreements that substantially exceed our actual cash tax savings.

We entered into the tax receivable agreements on October 7, 2013. During 2020, we made payments under the tax receivable agreement with RIHI of approximately $2.1 million.

RMCO Operating Agreement

In connection with our IPO, RE/MAX Holdings, RIHI and RMCO entered into RMCO’s fourth amended and restated limited liability company agreement (the “RMCO Agreement”).

Appointment as Manager. Under the restated RMCO Agreement, we are a member and the sole manager of RMCO. As the sole manager, we, through our officers and directors, control all of the day-to-day business affairs and decision-making of RMCO without the approval of any other member. Pursuant to the terms of the RMCO Agreement, we also cannot, under any circumstances, be removed as the sole manager of RMCO. Except as necessary to avoid being classified as an investment company or with the approval of RIHI, as long as we are the sole manager of RMCO, our business is limited to owning and dealing with our common units of RMCO, managing the business of RMCO, and fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing.

Compensation. We are not entitled to compensation for our services as manager except as provided in the management services agreement described below under “Management Services Agreement,” or as otherwise approved by a vote of the members holding a majority of the outstanding common units. We are entitled to reimbursement by RMCO pursuant to the management services agreement for our reasonable out-of-pocket expenses incurred on its behalf.

Distributions. The RMCO Agreement requires “tax distributions” to be made by RMCO to its members, as that term is defined in the agreement. Tax distributions will be made pro rata on a quarterly basis to each member of RMCO, including us, such that each member will receive a tax distribution that is proportionate to its percentage interest in RMCO (based on the number of common units in RMCO that it holds relative to the total number of outstanding common units of RMCO) and that is sufficient to satisfy its tax liability based on such member’s allocable share of the taxable income of RMCO and an assumed tax rate that will be determined by us. Tax distributions will also be made only to the extent all distributions from RMCO for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities. The RMCO Agreement also allows for distributions to be made by RMCO to its members out of “distributable cash,” as that term is defined in the agreement. We expect that distributions out of distributable cash will be made pro rata on a quarterly basis to the extent necessary to enable RE/MAX Holdings to cover its operating expenses and other obligations, including any obligations that RE/MAX Holdings may have under the tax receivable agreements that it entered into with RMCO’s pre-IPO owners (as described above under “Tax Receivable Agreements”), and to make anticipated dividend payments to the holders of its Class A common stock.

Transfer Restrictions. The RMCO Agreement generally restricts transfers of common units of RMCO, subject to limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations

46	RE/MAX Holdings, Inc.	2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of RMCO.

Common Unit Redemption Right. The RMCO Agreement provides a redemption right to RIHI which entitles RIHI to have its common units of RMCO redeemed for our shares of Class A common stock on a one-for-one basis, or at our option, a cash payment equal to the market price of one share of our common stock. In connection with RIHI’s exercise of its redemption right, RE/MAX Holdings may instead elect to acquire RIHI’s common units in RMCO from RIHI, in which case RE/MAX Holdings would directly acquire RIHI’s common units in RMCO on the same terms as if RIHI had engaged in a redemption transaction with RMCO as previously described above.

Issuance of RMCO Common Units Upon Issuance of Equity Compensation. Upon the exercise of options we have issued or the issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from RMCO a number of common units equal to the number of our shares of Class A common stock being issued as a result. We will contribute to RMCO the amount of any consideration we receive for that equity compensation.

Dissolution. The RMCO Agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve RMCO. In addition to a voluntary dissolution, RMCO will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up RMCO; (ii) second, to pay debts and liabilities owed to creditors of RMCO; and (iii) third, to the members pro rata in accordance with their respective percentage ownership interests in common units of RMCO.

Confidentiality. Each member agrees to maintain the confidentiality of RMCO’s intellectual property and other confidential information.

Indemnification. The RMCO Agreement provides for indemnification of the manager, members and officers of RMCO and their respective subsidiaries or affiliates.

Sanctuary Golf Course

Sanctuary, Inc. is a company owned by Dave and Gail Liniger that owns and manages Sanctuary, a private golf course located near Denver, Colorado. We pay Sanctuary, Inc. for corporate meetings and events held at Sanctuary and for catering services. Sanctuary was not open during 2020 and therefore Company amounts paid to Sanctuary in 2020 were de minimis.

Other Related Party Transactions

Management Services Agreement

In connection with our IPO, we entered into a management services agreement with RMCO pursuant to which we provide certain management services to RMCO. In exchange for the services we provide, RMCO reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. RMCO also provides administrative and support services to us, such as office facilities, equipment, supplies, payroll, and accounting and financial reporting. The management services agreement also provides that our employees may participate in RMCO’s benefit plans, and that RMCO employees may participate in our Omnibus Plan. RMCO will indemnify us for any losses arising from our performance under the management services agreement, except that we will indemnify RMCO for any losses caused by our willful misconduct or gross negligence.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and purchased directors’ and officers’ liability insurance. The indemnification agreements and our Amended and Restated Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Executive Compensation, Employment Arrangements, and Separation Agreements

Please see “Compensation Disclosure and Analysis,” “Compensation Tables,” and “Employment Agreements and Separation Agreements” for information on compensation arrangements with our executive officers, agreements with our executive officers containing compensation and termination provisions.

2021 Proxy Statement	RE/MAX Holdings, Inc.	47

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

We have adopted a written policy with respect to related party transactions. Under this policy, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related party transaction policies and procedures, any Related Party Transaction must be reviewed by the Audit Committee. In connection with its review of a Related Party Transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction.

48	RE/MAX Holdings, Inc.	2021 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on? Stockholders are asked to ratify the Audit Committee’s appointment of KPMG as the independent registered public accounting firm for 2020.

Our Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although stockholder ratification of the appointment of KPMG is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of KPMG, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR the ratification of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

KPMG Fees

What is the Board’s voting recommendation? The Board recommends voting FOR the ratification of KPMG.
What is the required vote? This item requires the vote of a majority of shares voted.

The following table presents aggregate fees billed to the Company for services rendered by KPMG during the fiscal years ended December 31, 2020 and 2019.

	2020	2019
Audit fees (1)	$844,001	$1,277,932
Audit-related fees (2)	58,171	41,668
Tax fees (3)	—	548,580
Total	$902,172	$1,868,180

(1)   Audit fees include fees for the audit of our consolidated financial statements (including the audits required of internal control over financial reporting). This includes subsidiary company audits and issuance of consents required by statute or regulation and similar matters.

(2)   Audit-related fees include fees billed for audit-related services related to professional consultations with respect to complex accounting matters and acquisitions.

(3)  The Company transitioned tax services to a different firm in late 2019. With respect to 2019, tax fees include fees billed for tax compliance services. Including for our tax receivable agreements and consultations regarding the tax implications of certain transactions. Tax fees related to the tax receivable agreements consist of fees incurred due to ongoing maintenance requirements of the Company’s tax receivable agreements, which include preparing an advisory firm letter, reviewing the related tax basis and tax benefit schedules and the facts, assumptions, and methodologies used in calculating the payments due pursuant to the tax receivable agreements, an update to the dilution forecast for the tax receivable agreements as well as consulting related to the tax receivable agreements.

2021 Proxy Statement	RE/MAX Holdings, Inc.	49

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2020. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee makes the following report to the Board of Directors:

The Audit Committee consists of the following members of the Board: Kathleen Cunningham (Chair), Joseph DeSplinter, Teresa Van De Bogart and Laura Kelly. Each of the members is independent and financially literate as defined under the applicable NYSE rules. Ms. Cunningham and Mr. DeSplinter have been designated as audit committee financial experts under Item 407(d)(5) of Regulation S-K.

The Audit Committee is responsible primarily for assisting the Board in fulfilling certain oversight responsibilities, including reviewing the financial information that will be provided to stockholders and others; appointing the independent registered public accounting firm; reviewing the services performed by the Company’s independent registered public accounting firm; directly overseeing the internal audit department; evaluating the Company’s accounting policies; reviewing the integrity of the financial reporting process and the internal control structure that management and the Board have established; reviewing significant financial transactions, earnings press releases and earnings guidance; investigating reports of wrongdoing made through the Company’s Ethics Helpline or otherwise and ensuring implementation of corrective actions; and overseeing and reviewing the Company’s management of cybersecurity risks. Management of the Company is responsible for preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

Meeting agendas are established by the Audit Committee Chair and the Vice President of Internal Audit. During 2020 the Audit Committee cybersecurity oversight consisted of the Audit Committee receiving regular updates from the Vice President of Information Technology, in areas such as security implications resulting from the pandemic, rapidly evolving cybersecurity threats, cybersecurity technologies and solutions deployed internally, and major cybersecurity risks areas and procedures to addresses those risks. The Audit Committee also discussed, in separate private sessions with each of the Company’s Chief Financial Officer, Chief Accounting Officer, General Counsel, the independent registered public accounting firm, and the Vice President of Internal Audit, matters that the Committee believes should be discussed privately. The Audit Committee reviewed with management significant risks and exposures, including reports regarding the Enterprise Risk program and the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Conduct and Supplemental Code of Ethics for Chief Executive Officer and Senior Officers.

In fulfilling its responsibility of appointment, compensation, and oversight of the services performed by the Company’s independent registered public accounting firm, the Audit Committee regularly meets with the independent registered public accounting firm and carefully reviews the responsibilities and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, overall audit strategy and timing, significant risks identified by the independent registered public accounting firm, any issues encountered during the audit, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm is retained to perform non-audit related services.

KPMG has served as the Company’s independent registered public accounting firm since 2003. To ensure that the appointment of the independent registered public accounting firm is in the best interests of the Company and its stockholders, the Audit Committee annually reviews the engagement of KPMG and considers several factors, including the independent auditor’s qualifications, independence, audit approach, work quality, fees, and significant legal or regulatory proceedings related to the firm, along with the impact of changing auditors. In addition to the annual review, in 2019, the Audit Committee solicited proposals from other independent registered public accounting firms and evaluated the proposals using the factors assessed in the annual review. The Committee determined it was in the best interest of the stockholders to reappoint KPMG as the independent registered public accounting firm after thoroughly evaluating those factors. The lead engagement partner rotates no less frequently than every five years. The Company’s independent

50	RE/MAX Holdings, Inc.	2021 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR
AUDIT COMMITTEE REPORT

registered public accounting firm, in consultation with the Audit Committee, has selected a new lead audit engagement partner for the 2021 audit.

The Audit Committee has established an auditor independence policy and reviews and approves this policy on an annual basis. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, unless pre-approval is waived pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the Audit Committee’s express approval. Pursuant to this policy, the Audit Committee has delegated authority to pre-approve services with fees up to $100,000 to the Audit Committee Chair, with such pre-approval subject to ratification by the Audit Committee at its next regularly scheduled meeting. In accordance with this policy, all services performed by KPMG were pre-approved by the Audit Committee in 2020 and 2019. Starting in 2020, the value of non-audit services performed by KPMG decreased significantly, because the Company retained another firm to perform tax compliance services for the Company, as well as services related to compliance with the Company’s Tax Receivable Agreements.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2020 with the Company’s management and KPMG. The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, as amended “Communications with Audit Committees,” as adopted by the PCAOB. The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company. The Audit Committee has also considered whether KPMG’s performance of non-audit services is compatible with maintaining KPMG’s independence and believes that the services provided by KPMG for the fiscal years 2020 and 2019 were compatible with, and did not impair, KPMG’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Audit Committee:

Kathleen J. Cunningham, Chair

Joseph A. DeSplinter

Laura G. Kelly

Teresa S. Van De Bogart

2021 Proxy Statement	RE/MAX Holdings, Inc.	51

INFORMATION REGARDING STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2022 Annual Meeting of Stockholders (the “2022 Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than December 17, 2021 in order to be included in our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8.

Stockholder proposals submitted for consideration at the 2022 Meeting but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the date on which we first mailed these Proxy Materials. However, if the 2022 Meeting occurs more than 30 days before or after May 26, 2022, then, to be timely, proposals must be delivered by the later to occur of (i) the 90th day prior to the 2022 Meeting or (ii) the 10th day following the first public announcement of the date of the 2022 Meeting. Assuming the 2022 Meeting is held within 30 days before or after May 26, 2022, then stockholder proposals must be received no earlier than December 17, 2021 and no later than January 13, 2022. Stockholder proposals must include the specified information concerning the stockholder and the proposal or nominee as set forth in our Bylaws.

Nominations for candidates for Board membership should contain the following information:

●     the candidate’s name, age, business address, and home address;

●     the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held within the past five years), personal references, and service on boards of directors or other positions the candidate currently holds or has held during the past three years;

●     the class and number of shares of the Company the candidate beneficially owns;

●     any potential conflicts of interest that may prevent or otherwise limit the candidate from serving as an effective Board member;

●     any other pertinent information about the candidate and his or her qualifications;

●     the name and record address of the stockholder making the recommendation; and

●     the class and number of shares of the Company beneficially owned by the stockholder making the recommendation and the period of time the shares have been held.

Stockholder nominations should be submitted to the Company’s Corporate Secretary at the Company’s headquarters. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information set forth above and other information reasonably requested by the Company within the timeframe set forth above.

52	RE/MAX Holdings, Inc.	2021 Proxy Statement

GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS

RE/MAX Holdings is making this proxy statement available to its stockholders on or about April 15, 2021, in connection with the solicitation of proxies by the Board of Directors for the RE/MAX Holdings 2021 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 26, 2021, at noon (mountain time) as a virtual meeting, which you may join by visiting www.virtualshareholdermeeting.com/RMAX2021. As a stockholder of RE/MAX Holdings, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. Further information about the meeting and how to attend is below.

RE/MAX Holdings is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX brand and mortgage brokerages within the United States under the Motto Mortgage brand. RE/MAX and Motto are 100% franchised—we do not own any of the brokerages that operate under these brands. RE/MAX Holdings is a holding company. Its only business is to act as the sole manager of RMCO, LLC, a Delaware limited liability company. RE/MAX Holdings was formed in June 2013 and completed an initial public offering of its Class A common stock in October 2013. RMCO’s direct and indirect subsidiaries include our two franchise brands: RE/MAX, LLC and Motto Franchising, LLC as well as companies involved in providing technology and data services to the real estate industry: Booj, LLC; First Leads, LLC; wemlo, LLC; The Gadberry Group, LLC; and Seventy3, LLC. The Company also has subsidiary marketing funds that collect funds from franchisees and are contractually obligated to spend such funds for marketing and technology purposes. Our Class A common stock trades on the New York Stock Exchange under the symbol “RMAX.”

In this proxy statement, “we,” “our,” “us” and the “Company” refer collectively to RE/MAX Holdings, RMCO, and RMCO’s subsidiaries.

Below are answers to common questions stockholders may have about the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2020. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

How can I get a full set of printed Proxy Materials?

We furnish Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a one-page notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. Instead, the notice instructs you how to access and review the Proxy Materials on the internet. If you would like a printed copy of the Proxy Materials, please follow the instructions on the notice.

What items are scheduled to be voted on at the Annual Meeting?

There are two proposals to be voted on at the Annual Meeting:

1.    electing four directors to our Board of Directors; and

2.    ratifying the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

How do I attend the Annual Meeting?

This year’s meeting is completely virtual. You may participate in the meeting by visiting the following website: www.virtualshareholdermeeting.com/RMAX2021.

In order to attend, you will need to enter the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. You will be able to vote your shares electronically during the Annual Meeting. Even if you plan to attend, we encourage you to vote by proxy in advance of the Annual Meeting in case you are unable to attend.

2021 Proxy Statement	RE/MAX Holdings, Inc.	53

GENERAL INFORMATION

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR each of the nominees to the Board of Directors (Proposal 1); and

FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 2).

Could other matters be decided at the Annual Meeting?

We do not anticipate any other matters will come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on March 31, 2021 (the “Record Date”) may vote at the Annual Meeting.

How many votes do I have?

Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date. Holders of Class B common stock are entitled to one vote for each common unit in RMCO owned by such holder as of the Record Date, regardless of the number of Class B shares owned.

As of the Record Date, there were 18,890,602 shares of Class A common stock outstanding, which will each carry one vote and one share of Class B common stock outstanding, which will carry 12,559,600 votes.

What vote is required for each proposal?

For the election of directors, each director must be elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of “for” votes will be elected as directors. We do not have cumulative voting.

The ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the votes cast.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

There are four ways for stockholders to vote:

●     Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

●     By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

●     By mail. If you requested that Proxy Materials be mailed to you and you are a stockholder of record, you will receive a proxy card with your Proxy Materials and may vote by filling out and signing the proxy card and returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

●    By electronically voting during the Annual Meeting. You may also vote your shares by attending the Annual Meeting (see “How do I attend the Annual Meeting?” above) and voting during the meeting.

Can I change my vote after submitting a proxy?

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

54	RE/MAX Holdings, Inc.	2021 Proxy Statement

GENERAL INFORMATION

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s Corporate Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone, or by voting electronically during the Annual Meeting.

What happens if I abstain or don’t vote?

Abstentions (shares present at the meeting or by proxy that are voted “abstain”) and broker non-votes (explained in the next question below) are counted only for the purpose of establishing the presence of a quorum at the Annual Meeting. Abstentions are not counted as votes cast.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 2 (ratification of the Company’s independent registered public accounting firm) is a “routine” proposal. Proposal 1 (election of directors) is not a not “routine” proposal. If you hold shares in street name and do not vote on Proposal 1, your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of solicitating proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, email, or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks, or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Why are you holding a virtual meeting instead of an in-person meeting?

We believe that holding a virtual meeting expands stockholder access to the meeting, improves communication, and reduces costs both for the Company and for stockholders who attend the meeting.

Will I be able to participate in the virtual meeting?

Yes, as noted above, stockholders can vote during the meeting. Further, we plan to give stockholders an opportunity to ask questions about each matter voted on during the meeting and, following the official business portion of the meeting, stockholders may ask questions about the business generally.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers, and nominees may “household” Proxy Materials. This means that only one copy of the Proxy Materials or the Notice of Availability of Proxy Materials may have been sent to multiple stockholders who share an address. If you hold your shares in street name and want to receive separate copies of the Proxy Materials or the Notice of Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon request, the Company will promptly deliver a separate copy of the Proxy Materials or the Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy, you can contact our investor relations department. The department’s contact information is below.

Whom should I contact if I have additional questions?

You can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

2021 Proxy Statement	RE/MAX Holdings, Inc.	55

APPENDIX: Reconciliation of Non-GAAP Measures

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, non-cash impairment charges, equity-based compensation expense, acquisition-related expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, and other non-recurring items.

A reconciliation of Adjusted EBITDA to net income is set forth in the following table (in thousands):

	Year Ended December 31,
	2020	2019	2018
Net income	$20,020	$46,856	$49,822
Depreciation and amortization	26,691	22,323	20,678
Interest expense	9,223	12,229	12,051
Interest income	(340)	(1,446)	(676)
Provision for income taxes	9,103	10,909	16,342
EBITDA	64,697	90,871	98,217
(Gain) loss on sale or disposition of assets	503	342	(139)
Impairment charge - leased assets (1)	7,902	—	—
Equity-based compensation expense	16,267	10,934	9,176
Acquisition-related expense (2)	2,375	1,127	1,634
Gain on reduction in tax receivable agreement liability (3)	—	—	(6,145)
Special Committee investigation and remediation expense (4)	—	—	2,862
Fair value adjustments to contingent consideration (5)	814	241	(1,289)
Adjusted EBITDA	$92,558	$103,515	$104,316

(1)   Represents the impairment recognized on a portion of our corporate headquarters office building. See Note 3, Leases to our audited consolidated financial statements in the 2020 Annual Report for additional information. Lease costs are lower by $0.1 million for the year ended December 31, 2020 as a result of the impairment.

(2)   Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.

(3)   Gain on reduction in tax receivable agreement liability is a result of the Tax Cuts and Jobs Act enacted in December 2017 and further clarified in 2018. See Note 12, Income Taxes to our audited consolidated financial statements in our 2020 Annual Report for additional information.

(4)   Special Committee investigation and remediation expense relates to costs incurred in relation to the previously disclosed investigation by the special committee of independent directors of actions of certain members of our senior management and the implementation of the remediation plan.

(5)   Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities. See Note 11, Fair Value Measurements, to our audited consolidated financial statements in the 2020 Annual Report for additional information

Free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. A reconciliation of Free Cash Flow to Cash flow from operation is set forth in the following table (in thousands).

	Year Ended
	December 31,
	2020	2019	2018
Cash flow from operations	$70,847	$78,975	$76,064
Less: Purchases of property, equipment and capitalization of software	(6,903)	(13,226)	(7,787)
(Increases) decreases in restricted cash of the Marketing Funds (1)	728	7,895	-
Free cash flow	$64,672	$73,644	$68,277

(1)	In January 2019, the Company acquired all of the regional and pan-regional advertising fund entities previously owned by its founder and Chairman of the Board of Directors, David Liniger, collectively, the “Marketing Funds”. Beginning January 1, 2019, all assets and liabilities of the Marketing Funds are reflected in the consolidated financial statements of the Company, including approximately $28.5 million of restricted cash. This line reflects any subsequent changes in the restricted cash balance since the initial acquisition date (which under GAAP reflects as either (a) a decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) so as to remove the impact of changes in restricted cash in determining free cash flow.

56	RE/MAX Holdings, Inc.	2021 Proxy Statement

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RE/MAX HOLDINGS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 During The Meeting - Go to www.virtualshareholdermeeting.com/RMAX2021 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D47631-P52552 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RE/MAX HOLDINGS, INC. For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1.Election of Directors Nominees: ! ! ! 01) 02) 03) 04) Adam Contos Kathleen Cunningham Gail Liniger Christine Riordan For Against Abstain The Board of Directors recommends you vote FOR the following proposal: ! ! ! 2.Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D47632-P52552 RE/MAX HOLDINGS, INC. Annual Meeting of Stockholders May 26, 2021 Noon This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 26, 2021. The undersigned, revoking all prior proxies, hereby appoints Adam Contos, Karri Callahan and Adam Scoville, and any of them, each with full power of substitution, as proxies to represent the undersigned and vote all shares of Class A or Class B Common Stock of RE/MAX Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held online at www.virtualshareholdermeeting.com/RMAX2021 on May 26, 2021 at Noon (Mountain Time) and at any adjournments or postponements thereof. When properly executed, this proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" each director nominee in Proposal 1 and "FOR" Proposal 2. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting. Continued and to be signed on reverse side